Exhibit 4.48

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

between

INTERNATIONAL PLAYTHINGS, INC.,

as Borrower,

and

CITICAPITAL COMMERCIAL CORPORATION,

as Lender

Dated as of December 21, 2006

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SCHEDULES

Schedule 6.1(a)	-	Foreign Jurisdictions
Schedule 6.1(b)	-	Locations of Collateral and Real Property
Schedule 6.1(f)	-	Consents and Authorizations
Schedule 6.1(g)	-	Ownership; Subsidiaries
Schedule 6.1(i)	-	Financial Data
Schedule 6.1(k)	-	Joint Ventures and Partnerships
Schedule 6.1(r)	-	Judgments; Litigation
Schedule 6.1(x)	-	ERISA Plans
Schedule 6.1(y)	-	Intellectual Property
Schedule 6.1(z)	-	Labor Contracts
Schedule 6.1(dd)	-	Material Contracts
Schedule 6.1(gg)	-	Affiliate Transactions
Schedule 7.1(q)	-	Billing Practices
Schedule 7.2(o)	-	Executive Compensation
Schedule 7.2(t)	-	Bank Accounts

EXHIBITS

Exhibit A	-	Note
Exhibit B	-	Guaranty
Exhibit C	-	Compliance Certificate
Exhibit D	-	Notice of Borrowing
Exhibit E	-	Notice of Continuation
Exhibit F	-	Notice of Conversion
Exhibit G	-	Letter of Credit Request
Exhibit H	-	Borrowing Base Certificate
Exhibit I	-	Perfection Certificate
Exhibit J	-	Landlord Estoppel and Agreement

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LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT, dated as of December 21, 2006, between INTERNATIONAL PLAYTHINGS, INC., a Delaware corporation (the “Borrower”), and CITICAPITAL COMMERCIAL CORPORATION, a Delaware corporation (the “Lender”).

WITNESSETH :

WHEREAS, the Borrower wishes to obtain a revolving credit facility; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lender is willing to make loans and other extensions of credit to the Borrower in an aggregate amount not to exceed $13,000,000;

NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Base Rate Advance or a LIBOR Rate Advance.

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director, officer, manager or general partner of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” means this Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Auditors” means Berenson LLP, Deloitte Touch Tomatsu and any other nationally recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Lender.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Base Rate” means the rate of interest publicly announced from time to time by Citibank, N.A. as its base rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 4.1(a).

“Borrowing” has the meaning specified in Section 2.2(a).

“Borrowing Base” has the meaning specified in Section 2.1(a).

“Borrowing Base Certificate” has the meaning specified in Section 7.1(k)(iv).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close. When used in connection with any LIBOR Rate Advance, a Business Day shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Plan” means a business plan of the Borrower and its Subsidiaries, consisting of projected balance sheets, related cash flow statements and related profit and loss statements, and availability forecasts, excess availability forecasts and covenant compliance forecasts, together with appropriate supporting details and a statement of the underlying assumptions, which covers a one-year period and which is prepared on a monthly basis.

“Canadian Receivables Account” means the Borrower’s deposit account number 2501-5200245 held with Toronto Dominion Canada Trust.

“Capital Expenditures” means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all commitments, payments in respect of Capitalized Lease Obligations and leasehold improvements.

“Capitalized Lease Obligations” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) the Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by the Guarantor or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Closing Date” means the date of execution and delivery of this Agreement.

“Code” has the meaning specified in Section 1.3.

“Collateral” means all Receivables, Equipment, General Intangibles, Inventory, Investment Property and all other personal property of the Borrower and all other collateral specified in this Agreement and in the Security Documents.

“Collateralization” and “Collateralize” each means, with respect to any Letter of Credit, the deposit by the Borrower in a cash collateral account established and controlled by or on behalf of the Lender of an amount equal to 105% of the undrawn amount of such Letter of Credit.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Borrower and any other payments received by the Borrower with respect to any Collateral.

“Compliance Certificate” has the meaning specified in Section 7.1(k)(iii).

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Continuation” has the meaning specified in Section 2.2(b).

“Control Agreement” means a control agreement, in form and substance satisfactory to the Lender, among the Borrower or one of its Subsidiaries, the Lender and the applicable securities intermediary or depository bank with respect to the applicable Securities Account and related Investment Property or deposit account, as the case may be.

“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(c).

“Default” means any of the events specified in Section 9.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“EBEB Receivable” means any Receivable that is on the payment terms specified under the heading “EBEB Receivable” on Schedule 7.1(q).

“EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis (i) net income (as that term is determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) paid or payable during such period, without duplication, plus (iv) all tax liabilities paid or accrued during such period, without duplication, plus (v) all corporate overhead expenses, less (vi) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business that is included in the calculation of net income for such period.

“Eligible Inventory” means only such Inventory of the Borrower located in or in transit to the United States consisting of finished goods, which is free from any claim of title or Lien in favor of any Person (other than Liens in favor of the Lender) and with respect to which no event has occurred and no condition exists which could reasonably be expected to impair substantially the Borrower’s ability to use or sell such Inventory in the ordinary course of its business and which the Lender, in its sole discretion, shall deem eligible to serve as collateral for Advances or Letters of Credit, based on such considerations as the Lender may deem appropriate from time to time. No Inventory of the Borrower shall be Eligible Inventory unless the Lender has a perfected first priority Lien thereon. The value of Eligible Inventory shall be computed at the lower of cost or market value. Any Inventory of the Borrower that is not in the control or possession of the Borrower and is covered by a warehouse receipt, a bill of lading or other document of title (other than electronic bills of lading held with TradeCard, Inc.) shall in no event be Eligible Inventory unless such warehouse receipt, bill of lading or document of title is in the name of or held by the Lender, provided that no Inventory will be Eligible Inventory if such Inventory is shipped to the Borrower or any of its customers “free-on-board,” direct shipped or drop shipped, except for Inventory shipped to the Borrower that is in the Borrower’s possession. No Inventory of the Borrower shall be Eligible Inventory unless (i) it is located on property owned by the Borrower; or (ii) it is located on property leased by the Borrower or in a contract warehouse which is subject to a Landlord Estoppel and Agreement executed by the mortgagee, lessor or contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises other than Inventory located at the Lackawanna Warehouse. No Inventory of the Borrower shall be Eligible Inventory if it is (i) in transit, unless such Inventory is in transit to the Borrower’s warehouse and is fully insured on terms satisfactory to the Lender in its sole discretion, with the Lender being named as lender loss payee on the policy evidencing such insurance, or (ii) consigned to or from the Borrower. In addition, and without limitation of the foregoing, the Lender may treat any Inventory as ineligible if:

(a) it is not owned solely by the Borrower or the Borrower does not have sole and good, valid and marketable title thereto; or

(b) it is packing or shipping materials or maintenance supplies; or

(c) it is goods returned or rejected by the Borrower’s customers as defective; or

(d) it (i) is excess (as so reserved by the Borrower from time to time or as otherwise determined by the Lender), (ii) is obsolete, defective, damaged, slow moving (which shall include any Inventory that the Borrower has had on hand for at least (A) two years or (B) one year if such Inventory is not advertised in the Borrower’s current catalog or is not the subject of recent sales) or unmerchantable, (iii) is samples or inventory on hand which is used for promotional and other sales activities, (iv) does not otherwise conform to the representations and warranties contained in the Loan Documents or (v) is Store Inventory; or

(e) it is repossessed, attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

(f) it is goods acquired by the Borrower in or as part of a “bulk” transfer or sale of assets and such acquisition is not consummated in the ordinary course of business unless the Borrower has complied with all applicable bulk sales or bulk transfer laws in connection with such acquisition; or

(g) it is the subject of voluntary recall by the Borrower or a recall by or in cooperation with the United States Consumer Products Safety Commission or any other Governmental Authority.

“Eligible Receivables” means and includes only those unpaid Receivables of the Borrower, without duplication, which (i) arise out of a bona fide sale of goods or rendition of services of the kind ordinarily sold or rendered by the Borrower in the ordinary course of its business, (ii) are made to a Person competent to contract therefor who is not an Affiliate or an employee of the Borrower and is not controlled by an Affiliate of the Borrower, (iii) are not subject to renegotiation or redating, (iv) are free and clear of any Lien in favor of any Person other than Liens in favor of the Lender and Liens permitted under Section 7.2(i), (v) mature as stated in the invoice or other supporting data covering such sale or services, (vi) conform to the Borrower’s customary historical practices and (vii) are denominated in Dollars or Canadian dollars. If any Receivable is denominated in Canadian dollars, such Receivable shall be valued in Dollars using the prevailing currency conversion rate on the applicable date for the purposes hereof. No Receivable of the Borrower shall be an Eligible Receivable (i) unless the Lender has a perfected first priority Lien thereon, (ii) if it is more than sixty days past its due date in the case of a Standard Receivable, (iii) it is more than thirty days past its due date in the case of an EBEB Receivable or (iv) unless the delivery of the goods or the rendition of the services giving rise to such Receivable has been completed. The Lender may treat any Receivable as ineligible if:

(a) any warranty contained in this Agreement or in any other Loan Document with respect to such Receivable or in any assignment or statement of warranties or representations relating to such Receivable delivered by the Borrower to the Lender has been breached or is untrue in any material respect or the Borrower is not in compliance with all applicable laws with respect to such Receivable; or

(b) the account debtor or any Affiliate of the account debtor has disputed liability, has or has asserted a right of setoff or has made any claim with respect to any other Receivable due from such account debtor or Affiliate to the Borrower, to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, as the case may be; or

(c) the account debtor or any of its assets or any Affiliate of the account debtor or any of its assets is the subject of an Insolvency Event or, in the sole discretion of the Lender, is likely to become the subject of an Insolvency Event, unless such account debtor or Affiliate has been provided with a debtor in possession credit facility pursuant to Section 364 of the Bankruptcy Code or a similar arrangement reasonably acceptable to the Lender; or

(d) the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation; or

(e) the account debtor is also a supplier to or creditor of the Borrower, to the extent of the aggregate amount owed by the Borrower to the account debtor; or

(f) the sale or rendition of services is to an account debtor outside the United States of America or Canada, unless it is on letter of credit, banker’s acceptance or other terms acceptable to the Lender; or

(g) fifty percent (50%) or more of the aggregate balance of the accounts of any account debtor and its Affiliates to the Borrower are unpaid more than sixty days past their due dates, in the case of Standard Receivables, or thirty days past their due dates, in the case of EBEB Receivables; or

(h) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment under such Receivable to the Lender as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727; 41 U.S.C. § 15); or

(i) the Lender believes, in its sole discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor’s inability or unwillingness to pay.

“Environmental Laws” means all federal, state and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of a Person relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Equipment” means all machinery, equipment, furniture, fixtures, leasehold improvements, conveyors, tools, materials, storage and handling equipment, hydraulic presses, cutting equipment, computer equipment and hardware, including central processing units, terminals, drives, memory units, embedded computer programs and supporting information, printers, keyboards, screens, peripherals and input or output devices, molds, dies, stamps, and other equipment of every kind and nature and wherever situated now or hereafter owned by a Person or in which a Person may have any interest as lessee or otherwise (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, know-how, warranties and records in connection therewith and all rights against suppliers, warrantors, manufacturers, and sellers or others in connection therewith, together with all substitutes for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” means the occurrence of any of the events specified in Section 9.1.

“Excess Availability” means the difference between (i) the lesser of (A) the Borrowing Base and (B) the Maximum Amount of the Facility and (ii) the sum of (A) the aggregate outstanding amount of the Loans and (B) the aggregate undrawn amount available under the Letters of Credit.

“Existing Lender” means Citibank, N.A., as successor-by-merger to Citibank, F.S.B.

“Expiration Date” means the earlier of (i) December 21, 2008 and (ii) the date of termination of the Lender’s obligations to make Loans pursuant to the terms hereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Financial Covenants” means the covenants set forth in Article VIII.

“Financial Statements” means, with respect to a Loan Party or the Parent, the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, of such Loan Party or the Parent for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements, statements of cash flow and statements of changes in intercompany accounts set forth in the Business Plan for the same year-to-date and month-to-date periods and (ii) the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts for the same year-to-date and month-to-date periods of the immediately preceding year.

“Fixed Charge Coverage Ratio” means (without duplication), for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis (except in the case of clause (Y)(iv) hereof), as of the date of determination thereof, the ratio of (X) EBITDA for such period to (Y) (i) all principal amounts of Indebtedness (including Indebtedness to the Lender to the extent such amounts may not be reborrowed as provided by this Agreement) paid or payable during such period, plus (ii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) paid or payable during such period, without duplication, plus (iii) without limitation of the restrictions specified in Section 7.2(h), all loans and Investments made or required to be made with respect to any Person during such period (including, without limitation, intercompany loans and Investments), plus (iv) without limitation of the restrictions specified in Section 7.2(h) and (j), all cash dividends, stock repurchases or other distributions paid or payable in cash, all cash withdrawals made, and all Affiliate’s employees’ salaries, management fees, and cash corporate overhead expenses paid or payable in cash, in each case during such period, plus (v) all Capital Expenditures paid or payable during such period other than Capital Expenditures financed with the proceeds of Indebtedness (other than proceeds of Loans), plus (vi) all tax liabilities paid or accrued during such period, without duplication.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“General Intangibles” means all present and future general intangibles as defined in the Code including, without limitation, documents, certificates, patents, patent applications, copyrights (registered and unregistered), licenses, permits, franchise rights, authorizations, customer and supplier lists, rights of indemnification, contribution and subrogation, leases, computer tapes, programs, discs and software, trade secrets, computer service contracts, trademarks, trade names, service marks, service names, domain names, logos, goodwill, deposits, causes of action (including, without limitation, commercial tort claims), choses in action, judgments, designs, blueprints, plans, know-how, drafts, acceptances, letters of credit, book accounts, deposit and other accounts and all money, balances, credits, deposits or other financial assets therein or represented thereby, credits and reserves and all forms of obligations whatsoever owing, instruments, documents of title, leasehold rights in any goods, and books, ledgers, files and records with respect to any collateral or security.

“Governing Documents” means, with respect to any Person, the certificate of incorporation and bylaws or similar organizational documents of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Guarantor” means Grand Toys International, Inc., a Nevada corporation.

“Guaranty” means the guaranty by the Guarantor in favor of the Lender, substantially in the form of Exhibit B, as amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including, without limitation, petroleum or petroleum distillates, asbestos or urea formaldehyde foam insulation or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all obligations of such Person under Hedging Agreements (including, without limitation, all payments such Person would have to make in the event of an early termination of a Hedging Agreement calculated as of the date Indebtedness of such Person is being determined hereunder) or arrangements therefor, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and accrued expenses and which are incurred in the ordinary course of business that are not overdue for a period greater than six months or that are contested in good faith by appropriate proceedings), (iv) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including Capitalized Lease Obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vii) all Indebtedness of others to the extent guaranteed by such Person, (viii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (ix) all obligations or such Person to purchase, redeem, retire, defease or otherwise acquire for value any Interests of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (x) all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds, performance bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, whether or not matured.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within sixty days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lender shall have no obligation to make any Advance or cause to be issued any Letter of Credit during the pendency of any sixty-day period described in clause (I).

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Period” means the period commencing on the date of a LIBOR Rate Advance and ending one, two or three months thereafter; provided, however, that (i) the Borrower may not select any Interest Period that ends after the Expiration Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one, two or three months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, second or third month, as the case may be.

“Interests” has the meaning specified in Section 7.2(j).

“Internal Revenue Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory” means all present and future goods intended for sale, lease or other disposition including, without limitation, all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, consigned goods (to the extent of the consignee’s interest therein), materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

“Investment” in any Person means, as of the date of determination thereof, (i) any payment or contribution, or commitment to make a payment or contribution, by a Person including, without limitation, property contributed or committed to be contributed by such Person for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or (ii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness of such Person in whom the Investment is made. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

“Investment Property” means all present and future investment property, including without limitation, all (i) securities, whether certificated or uncertificated, and including stocks, bonds, debentures, notes, bills, certificates, warrants, options, rights and shares, (ii) security entitlements, (iii) securities accounts, (iv) commodity contracts, (v) commodity accounts and (vi) dividends and other distributions in respect of any of the foregoing.

“Items of Payment” means checks, drafts and other documents and instruments evidencing remittances in payment by account debtors to the Borrower.

“Lackawanna Warehouse” means the Borrower’s Property located at 75D Lackawanna Avenue, Parsippany, New Jersey 07054.

“Landlord Estoppel and Agreement” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman or processor in possession of any Collateral or on whose property any Collateral is located, substantially in the form of Exhibit J.

“Letter of Credit Agreement” means the collective reference to any and all agreements from time to time entered into by the Lender and Citibank, N.A. or another bank acceptable to the Lender (each, an “issuing bank”) pursuant to which an issuing bank issues Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement.

“Letters of Credit” means all letters of credit issued for the account of the Borrower under Section 2.9, and all amendments, renewals, extensions or replacements thereof.

“Liabilities” of a Person as of the date of determination thereof means the liabilities of such Person on such date as determined in accordance with GAAP. Liabilities to Affiliates of such Person shall be treated as Liabilities except where eliminated by consolidation in financial statements prepared in accordance with GAAP or as otherwise provided herein.

“LIBOR Rate” means, with respect to each Interest Period, the reserve adjusted rate per annum equal to the one, two or three-month London Interbank Offered Rate, as applicable, that appears in the “Money Rates” section of The Wall Street Journal on the first day of such Interest Period; provided, however, that if The Wall Street Journal no longer publishes such one, two or three-month London Interbank Offered Rate, reference shall be made to the Dow Jones Market Service (formerly Telerate) page 3750 for such London Interbank Offered Rate.

“LIBOR Rate Advance” means an Advance that bears interest as provided in Section 4.1(b).

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Loan Account” has the meaning specified in Section 2.5.

“Loan Documents” means this Agreement and all documents and instruments to be delivered by the Borrower or the Guarantor under or in connection with this Agreement, as each of the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, the Note, the Guaranty, the Lockbox Agreement, the Letter of Credit Agreement and any Control Agreement.

“Loan Party” means the Borrower or the Guarantor.

“Loans” has the meaning specified in Section 2.1(a).

“Lockbox” has the meaning specified in Section 2.6(a).

“Lockbox Agreement” means a lockbox agreement among the Borrower, the Lender and the Lockbox Bank, in form and substance satisfactory to the Lender, as amended, supplemented or otherwise modified from time to time.

“Lockbox Bank” means Citibank, N.A. or any successor or any other bank acceptable to the Lender to provide lockbox services under a Lockbox Agreement.

“Lockbox Effective Date” means the date that is sixty days after the Closing Date.

“Material Adverse Effect” means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of a Loan Party, (ii) the impairment of (A) a Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or (B) the ability of the Lender to enforce the Obligations or realize upon the Collateral or (iii) a material adverse effect on the value of the Collateral or the amount that the Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.

“Material Contract” means any contract or other arrangement to which the Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect. The Borrower’s distribution agreement with Epoch Company and any other distribution agreement that comprised more than 10% of the Borrower’s sale revenues in the previous fiscal year shall be deemed a Material Contract.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of either Loan Party in an aggregate principal amount exceeding $250,000. For purposes of this definition, the “principal amount” of the obligations of either Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Amount of the Facility” means Thirteen Million Dollars ($13,000,000).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any ERISA Affiliate may incur any liability.

“Note” has the meaning specified in Section 2.1(c).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Continuation” has the meaning specified in Section 2.2(b).

“Notice of Conversion” has the meaning specified in Section 2.2(c).

“Obligations” means and includes all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (i) the Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Note, the other Loan Documents or any other agreement executed in connection herewith or therewith or (ii) the Existing Lender or any of its Affiliates of any kind or nature, present or future, whether or not evidenced by any note, guaranty, lease agreement or other instrument or agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit (including, without limitation, the Letters of Credit) or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, transaction under any Hedging Agreement, any agreement for cash management services or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to either of the Loan Parties under this Agreement, the Note, the Guaranty, the other Loan Documents, any Hedging Agreement, any agreement for cash management services, any lease agreement or any other agreement executed in connection herewith or therewith.

“Operating Account” means the Borrower’s account number 29034642 held with Citibank, N.A.

“Parent” means Grand Toys International Limited, a Hong Kong company.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and be continuing (unless such enforcement, collection, levy or foreclosure is being contested by the applicable Loan Party in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP): (i) Liens for taxes, assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable, (ii) deposits or pledges (other than Liens on Receivables of the Borrower) to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business, (iii) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Property which do not materially impair either the use of such Property in the operation of the business of the applicable Loan Party or the value of such Property, (iv) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect, and (v) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Property, or to use any Property in a manner which does not materially impair the use of such Property for the purposes for which it is held by the applicable Loan Party, provided that the foregoing Liens under clauses (i) through (v) hereof do not secure liabilities in excess of $200,000 in the aggregate at any time, and provided, further, that Permitted Liens shall not include any Lien securing Indebtedness.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate or with respect to which any of them may incur liability even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Prohibited Transaction” has the meaning specified in Section 6.1(x)(v).

“Property” means any real property owned, leased or controlled by the Borrower or any Subsidiary of the Borrower.

“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data with respect to the Borrower or the Guarantor, (ii) as to the capability of the Borrower or the Guarantor to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto with respect to the Borrower or the Guarantor covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default.

“Receivables” means all present and future accounts, contracts, contract rights, promissory notes, chattel paper, tax refunds, rights to receive tax refunds, rights to receive payments under bonds and insurance policies (including, without limitation, claims under health care insurance policies), insurance proceeds, royalties, claims against third parties of every kind or nature, and rights to receive payments under letters of credit, together with all supporting obligations and all right, title, security and guaranties with respect to any of the foregoing, including any right of stoppage in transit.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Requirement of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Responsible Officer” means the President, the Chief Executive Officer, the chief financial officer or the Chief Operating Officer of a Loan Party.

“Securities Account” has the meaning specified in Section 8-501 of the Code.

“Security Documents” means this Agreement, the Lockbox Agreement, any Control Agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of the Lender to secure all or any of the Obligations.

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured:

(i)
the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured;

(ii)	it has sufficient capital to conduct its business; and

(iii)	it is able to meet its debts as they mature.

“Standard Receivable” means any Receivable that is on the payment terms specified under the heading “Standard Receivable” on Schedule 7.1(q).

“Store Inventory” means damaged or defective Inventory in the possession of the Borrower.

“Subsidiary” means, as to any Person, a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body, or to appoint the majority of the managers of, such corporation or other entity.

“Tangible Net Worth” means, as to the Borrower and its Subsidiaries on a combined basis, the amount by which the sum of the total assets (other than goodwill, customer lists, organizational expenses, covenants not to compete, patents, copyrights, trademarks, research and development costs, training costs, treasury stock, deferred tax assets, unamortized debt discount and deferred charges, Indebtedness or Receivables owed to the Borrower or its Subsidiaries by Affiliates and all other intangible assets) of the Borrower and its Subsidiaries exceeds the total Liabilities of the Borrower and its Subsidiaries.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (v) any event or condition that is reasonably likely (A) to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (B) to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Type” means a Base Rate Advance or a LIBOR Rate Advance.

SECTION 1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Lender on or before the Closing Date. All accounting determinations for purposes of determining compliance with Article VIII shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Lender on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Lender on or before the Closing Date, the Compliance Certificates required to be delivered pursuant to Section 7.1 shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the Financial Covenants based upon GAAP as in effect on the Closing Date.

SECTION 1.3 Other Terms; Headings. Unless otherwise defined herein, terms used herein that are defined in the Uniform Commercial Code, from time to time in effect in the State of New York (the “Code”), shall have the meanings given in the Code. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been waived or cured within any grace period specified therefor under Section 9.1. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
THE CREDIT FACILITIES

SECTION 2.1 The Loans.

(a) The Lender agrees, subject to Section 2.4 and the other terms and conditions of this Agreement, to make revolving credit loans (the “Loans”) to the Borrower, from time to time from the Closing Date to but excluding the Expiration Date, at the Borrower’s request to the Lender, in an aggregate principal amount at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit, does not exceed (i) 85% of Eligible Receivables plus (ii) 50% of Eligible Inventory located in the United States plus (iii) 40% of Eligible Inventory in transit to the United States (the “Borrowing Base”), provided that, unless the Borrower has delivered an executed Landlord Estoppel and Agreement to the Lender with respect to the Lackawanna Warehouse, there shall be a reserve against the Borrowing Base in an amount equal to three months’ of the Borrower’s lease or rent payments with respect to such warehouse; and provided, however, that, in addition and after giving effect to the advance rates and other limitations contained herein, in no event shall the aggregate amount of the Loans and the Letters of Credit outstanding at any time (x) in respect of Eligible Inventory exceed $4,500,000, (y) in respect of Eligible Receivables under which account debtors are located in Canada exceed $2,000,000 USD or (z) exceed the Maximum Amount of the Facility.

(b) The Lender, at any time in the exercise of its sole discretion, may (i) establish and increase or decrease reserves against Eligible Receivables and Eligible Inventory, (ii) reduce the advance rates against Eligible Receivables and Eligible Inventory, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of “Eligible Receivables” and “Eligible Inventory.”

(c) The Loans shall be evidenced by a promissory note payable to the order of the Lender, substantially in the form of Exhibit A (as amended, supplemented or otherwise modified from time to time, the “Note”), executed by the Borrower and delivered to the Lender on the Closing Date. The Note shall be in a stated maximum principal amount equal to the Maximum Amount of the Facility.

(d) The Loans shall be payable in full, with all interest accrued thereon, on the Expiration Date. The Borrower may borrow, repay and reborrow Loans, in whole or in part, in accordance with the terms hereof.

SECTION 2.2 Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion.

(a) Except as specified in Section 2.2(f), each borrowing of a Loan (each, a “Borrowing”) shall be made on notice, given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Advance, and not later than 12:00 Noon (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance, by the Borrower to the Lender. Each such notice of a Borrowing shall be by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), substantially in the form of Exhibit D (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) Type of Advance comprising such Borrowing, (iii) principal amount of such Borrowing and (iv) Interest Period, in the case of a LIBOR Rate Advance.

(b) With respect to any Borrowing consisting of a LIBOR Rate Advance, the Borrower may, subject to the provisions of Section 2.2(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as a LIBOR Rate Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of any such Continuation by the Borrower to the Lender. Such notice by the Borrower of a Continuation shall be by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), substantially in the form of Exhibit E (a “Notice of Continuation”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Loans and the requested (i) date of such Continuation, (ii) Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Loans hereunder. Unless, on or before 12:00 Noon (New York time) of the third Business Day prior to the expiration of an Interest Period, the Lender shall have received a Notice of Continuation from the Borrower for the entire Borrowing consisting of the LIBOR Rate Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any unpaid portion of such Advance not covered by a timely Notice of Continuation) shall, upon the expiration of such Interest Period, be Converted to a Base Rate Advance.

(c) The Borrower may on any Business Day upon notice (each such notice, a “Notice of Conversion”) given to the Lender, and subject to the provisions of Section 2.2(d), Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, that any Conversion of a LIBOR Rate Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advance. Each such Notice of Conversion shall be given not later than 12:00 Noon (New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a LIBOR Rate Advance. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), substantially in the form of Exhibit F, specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a LIBOR Rate Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Loans. Each Conversion shall be in an aggregate amount not less than $500,000 or an integral multiple of $50,000 in excess thereof.

(d) Anything in subsection (b) or (c) above to the contrary notwithstanding,

(i)
if, at least one Business Day before the date of any requested LIBOR Rate Advance, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lender or any of its Affiliates to perform its obligations hereunder to make a LIBOR Rate Advance or to fund or maintain a LIBOR Rate Advance hereunder (including in the case of a Continuation or a Conversion), the Lender shall promptly give written notice of such circumstance, and the right of the Borrower to select a LIBOR Rate Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing shall be a Base Rate Advance;

(ii)
if, at least one Business Day before the first day of any Interest Period, the Lender is unable to determine the LIBOR Rate for LIBOR Rate Advances comprising any requested Borrowing, Continuation or Conversion, the Lender shall promptly give written notice of such circumstance to the Borrower, and the right of the Borrower to select or maintain LIBOR Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

(iii)
if the Lender shall, at least one Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a LIBOR Rate Advance, notify the Borrower that the LIBOR Rate for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to the Lender of making or funding Advances for such Borrowing, the right of the Borrower to select LIBOR Rate Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)	there shall not be outstanding at any time more than five Borrowings which consist of LIBOR Rate Advances;

(v)	each Borrowing which consists of LIBOR Rate Advances shall be in an amount equal to $500,000 or a whole multiple of $50,000 in excess thereof; and

(vi)	if a Default has occurred and is continuing, no LIBOR Rate Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a LIBOR Rate Advance.

(e) Each Notice of Borrowing, Notice of Continuation and Notice of Conversion shall be irrevocable and binding on the Borrower. The Borrower agrees to indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of (i) default by the Borrower in making a Borrowing of, Conversion into or Continuation of a LIBOR Rate Advance after the Borrower has given notice requesting the same, (ii) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Rate Advance or (iii) the making of a payment or prepayment of a LIBOR Rate Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance.

(f) Anything in subsection (a) above notwithstanding, the Lender agrees, commencing on the date on which the Borrower has established a controlled disbursement account with Citibank, N.A. or one of its Affiliates, subject to Section 2.4, Article V and the other terms and conditions of this Agreement, to make Loans consisting of Base Rate Advances in such amounts and on such dates as shall be necessary to fund, on any Business Day, payment of all checks, drafts, documents and instruments presented for payment against such controlled disbursement account.

SECTION 2.3 Application of Proceeds. The proceeds of the Loans shall be used by the Borrower to refinance existing Indebtedness, for its general corporate and working capital purposes and for expenses incurred by the Borrower in connection herewith.

SECTION 2.4 Maximum Amount of the Facility; Mandatory Prepayments; Optional Prepayments.

(a) In no event shall the sum of the aggregate outstanding principal balances of the Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Amount of the Facility.

(b) In addition to any prepayment required as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

(i)
immediately upon discovery by or notice to the Borrower that any of the lending limits set forth in Section 2.1(a) or Section 2.4(a) has been exceeded, the Borrower shall pay the Lender an amount sufficient to reduce the outstanding balances of the Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrower without the necessity of a demand by the Lender; and

(ii)
the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees, costs and expenses payable by the Borrower hereunder, shall become due and payable on the Expiration Date.

(c) The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part (subject, in the case of the prepayment in full of all the Loans and the termination of the Lender’s obligation to make Loans and to cause Letters of Credit to be issued, to the additional requirements of Section 4.5) upon at least two Business Days’ irrevocable notice by the Borrower to the Lender in the case of Base Rate Advances, and four Business Days’ irrevocable notice by the Borrower to the Lender in the case of LIBOR Rate Advances, specifying the date and amount of prepayment, provided that LIBOR Rate Advances may not be optionally prepaid other than on the last day of any Interest Period with respect thereto. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

SECTION 2.5 Maintenance of Loan Account; Statements of Account. The Lender shall maintain an account on its books in the name of the Borrower (the “Loan Account”) in which the Borrower will be charged with all Loans and Advances made by the Lender to the Borrower or for the Borrower’s account, including the Loans, interest, fees, expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lender from the Borrower or for the Borrower’s account, including, as set forth below, all amounts received from the Lockbox Bank. The Lender shall send the Borrower a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on the Borrower, absent manifest error.

SECTION 2.6 Collection of Receivables.

(a) Commencing on the Lockbox Effective Date, the Borrower shall maintain, pursuant to (i) the Lockbox Agreement, a lockbox in the Borrower’s name subject to the security interest of the Lender (the “Lockbox”) and (ii) a Control Agreement, a blocked account in the name of the Borrower subject to the security interest of the Lender into which Items of Payment shall be deposited. Items of Payment received from the Lockbox will be processed in accordance with the Lockbox Agreement. The Borrower shall instruct its account debtors located in the United States such that, on and subsequent to the Lockbox Effective Date, such account debtors shall remit all Items of Payment to the Lockbox.

(b) Commencing on the Lockbox Effective Date and notwithstanding the obligation of the Borrower to instruct its account debtors located in the United States to remit all Items of Payment to the Lockbox, if the Borrower receives any Items of Payment or any other Collections of any kind from any account debtor located in the United States, the Borrower shall deposit, within one Business Day of its receipt thereof, such Items of Payment and all other Collections and other cash, checks or other funds from time to time received by the Borrower from any source, into a deposit account of the Borrower subject to a Control Agreement. The Borrower will at all times (i) not commingle any Items of Payment received by it with any of its other funds or property, but will segregate them from its other assets and will hold them in trust and for the account and as the property of the Lender until depositing them in a deposit account subject to a Control Agreement and (ii) endorse any Item of Payment received by it for deposit into such a deposit account.

(c) The Borrower shall, by the close of business on each Business Day commencing on the Lockbox Effective Date, cause each bank party to a Control Agreement (other than any bank holding a Canadian Receivables Account) to wire transfer to an account designated by the Lender all amounts on deposit at such time, and the Lender shall apply any and all such amounts to the Obligations in any order as the Lender may elect in its sole and absolute discretion and remit any remainder to the Operating Account, provided that such banks may from time to time withdraw from such accounts their customary service fees, returned item amounts and other expenses, to the extent permitted to be withdrawn under the applicable Control Agreement.

(d) Until the Lockbox Effective Date, the Borrower shall deposit all Items of Payment into the Operating Account.

(e) Commencing on the Lockbox Effective Date, the Borrower shall instruct all of its account debtors located in Canada (each a “Canadian Account Debtor”) to remit all Items of Payment to the Canadian Receivables Account. Commencing on the Closing Date, if the Borrower receives any Items of Payment or any other Collections of any kind from any Canadian Account Debtor, the Borrower shall deposit, within one Business Day of its receipt thereof, such Items of Payment and all other Collections and other cash, checks or other funds from time to time received by the Borrower from any Canadian Account Debtor, into the Canadian Receivables Account. If the amount on deposit in the Canadian Receivables Account exceeds CND$200,000 at any time after the Lockbox Effective Date, the Borrower shall immediately transfer the amount of such excess (after converting such funds into Dollars) to a deposit account of the Borrower subject to a Control Agreement as specified in Section 2.6(b). In addition, if an Event of Default has occurred and is continuing at any time after the Lockbox Effective Date, the Borrower shall transfer any amounts on deposit in the Canadian Receivables Account (after converting such funds into Dollars) to a deposit account of the Borrower subject to a Control Agreement as specified in Section 2.6(b) by the close of business on each Business Day.

SECTION 2.7 Term. The term of this Agreement shall be for a period from the Closing Date to but not including December 22, 2008 unless sooner terminated in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon prepayment of all Obligations and the satisfaction of all other conditions set forth in the Loan Documents with respect thereto.

SECTION 2.8 Payment Procedures.

(a) The Borrower hereby authorizes the Lender to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents. The Lender may, but shall not be obligated to, discharge the Borrower’s payment obligations hereunder by so charging the Loan Account.

(b) All payments to be made by the Borrower hereunder and under the Note, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 p.m. (New York time) on the due date thereof to the Lender.

(c) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.

SECTION 2.9 Letters of Credit.

(a) The Lender, upon the request of the Borrower, shall cause Citibank, N.A. or another bank acceptable to the Lender to issue for the account of the Borrower Letters of Credit of a tenor and containing terms acceptable to the Lender and the issuer of such Letter of Credit, in a maximum aggregate face amount outstanding at any time not to exceed Two Million Dollars ($2,000,000), provided that (i) the Lender shall have no obligation to cause to be issued any Letter of Credit with an expiration date after the Expiration Date and (ii) if a Letter of Credit is issued with an expiration date after the Expiration Date, the Borrower shall Collateralize such Letter of Credit in full immediately. The term of any Letter of Credit shall not exceed three hundred sixty days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Expiration Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.4, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.4. Upon each drawing or payment under a Letter of Credit, the amount of such drawing or payment for all purposes under this Agreement shall become and be deemed to be, without any further action on the part of any Person, a Loan made by the Lender on the date of such drawing or payment (but without any requirement for compliance with the conditions precedent to the making of Loans contained in this Agreement).

(b) Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Lender a written notice no later than 12:00 Noon (New York time) at least ten Business Days (or such shorter period as may be agreed to by the Lender) in advance of the proposed date of issuance of a letter of credit request substantially in the form attached as Exhibit G (a “Letter of Credit Request”). The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.9. Prior to the date of issuance of each Letter of Credit, the Borrower shall provide to the Lender a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the issuing bank to make payment under such Letter of Credit. The Lender, in its reasonable judgment, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(c) Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) the Borrower shall be deemed to have timely given a Notice of Borrowing to the Lender for a Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lender shall, on the date of such drawing, make a Loan comprised of a Base Rate Advance in the amount of such drawing, the proceeds of which shall be applied directly by the Lender to reimburse the issuing bank for the amount of such drawing or payment.

(d) As between the Borrower and the Lender, the Borrower assumes all risks of the acts and omissions of the Lender and the issuing bank (other than for the gross negligence or willful misconduct of the Lender or such issuing bank) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the issuing bank or the Lender, provided that the foregoing shall not release the Lender or the issuing bank for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of the Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of the Lender, shall not create any liability of the Lender to the Borrower.

(e) The obligations of the Borrower to reimburse the Lender for drawings honored under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (the “Letter of Credit Related Documents”); (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

ARTICLE III
SECURITY

SECTION 3.1 General. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations, the Borrower hereby grants to the Lender a lien on and security interest in all of its right, title and interest in and to all the Collateral including, without limitation, its Receivables, Equipment, General Intangibles, Inventory, Investment Property and all other personal property, wherever located, whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether in the form of cash or other property) and products thereof including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith. As further security for the Obligations, and to provide other assurances to the Lender, the Lender shall receive, among other things, the Lockbox Agreement and any Control Agreement. This Agreement shall constitute a security agreement for purposes of the Code.

SECTION 3.2 Further Security; Lender Affiliates. The Borrower also grants to the Lender, as further security for all of the Obligations, a security interest in all of its right, title and interest in and to all property of the Borrower in the possession of or deposited with or in the custody of the Lender or any Affiliate of the Lender or any representative, agent or correspondent of the Lender and in all present and future deposit accounts as that term is defined in the Code. For purposes of this Agreement, any property in which the Lender or any such Affiliate has any security or title retention interest shall be deemed to be in the custody of the Lender or of such Affiliate. The security interest granted in Section 3.1 shall be deemed to be in favor of the Lender for the benefit of itself and any Affiliate of the Lender to which the Borrower owes any Obligations.

SECTION 3.3 Recourse to Security. Recourse to security shall not be required for any Obligation hereunder and the Borrower hereby waives any requirement that the Lender exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.

SECTION 3.4 Special Provisions Relating to Inventory.

(a) All Inventory. The security interest in the Inventory granted to the Lender hereunder shall continue through all steps of manufacture and sale and attach without further act to raw materials, work in process, finished goods, returned goods, documents of title and warehouse receipts, and to proceeds resulting from the sale or other disposition of such Inventory. Until all of the Obligations have been satisfied, all Letters of Credit have been terminated or Collateralized and the Lender has no obligation to make Loans or to cause Letters of Credit to be issued hereunder, the Lender’s security interest in such Inventory and in all proceeds thereof shall continue in full force and effect and the Lender shall have, in its sole and absolute discretion at any time if an Event of Default has occurred and is continuing or the Lender believes that fraud has occurred, the right to take physical possession of such Inventory and to maintain it on the premises of the Borrower, in a public warehouse, or at such other place as the Lender may deem appropriate. If the Lender exercises such right to take possession of such Inventory, the Borrower will, upon demand, and at the Borrower’s cost and expense, assemble such Inventory and make it available to the Lender at a place or places convenient to the Lender.

(b) Location of Inventory; Cash Sales. All Inventory of the Borrower shall be maintained at the locations therefor shown on Schedule 6.1(b), except for Inventory moved from such locations solely for the purpose of sale in the ordinary course of the Borrower’s business and Inventory in transit in the ordinary course of the Borrower’s business. If sales are made for cash, the Borrower shall immediately deliver to the Lender the checks or other forms of payment which it receives, together with any necessary endorsements.

(c) Further Assurances. The Borrower will perform any and all steps that the Lender may request to perfect the Lender’s security interests in the Borrower’s Inventory including, without limitation, placing and maintaining signs, executing and filing financing or continuation statements in form and substance satisfactory to the Lender, maintaining stock records and conducting lien searches. In each case, the Borrower shall take such action as promptly as possible after requested by the Lender but in any event within five Business Days after any such request is made except that the Borrower shall take such action immediately upon the Lender’s request following the occurrence of an Event of Default. If any of the Borrower’s Inventory is in the possession or control of any Person other than a purchaser in the ordinary course of business or a public warehouseman where the warehouse receipt is in the name of or held by the Lender, the Borrower shall notify such Person of the Lender’s security interest therein and, upon request, instruct such Person to acknowledge in writing its agreement to hold all such Inventory for the benefit of the Lender and subject to the Lender’s instructions. If so requested by the Lender, the Borrower (as promptly as possible after requested by the Lender but in any event within five Business Days after any such request is made) will deliver (i) to the Lender warehouse receipts, bills of lading and other documents of title covering any of the Borrower’s Inventory showing the Lender as the beneficiary thereof and (ii) to the warehouseman such agreements relating to the release of warehouse Inventory as the Lender may request. A physical verification of all of the Borrower’s Inventory wherever located will be taken by the Borrower at least every twelve months and, in any case, as often as reasonably requested by the Lender and a copy of such physical verification shall be promptly thereafter submitted to the Lender. The Borrower shall also submit to the Lender a report of the annual physical Inventory of the Borrower as observed and tested by its public accountants in accordance with generally accepted auditing standards and GAAP. If so requested by the Lender, the Borrower shall execute and deliver to the Lender a confirmatory written instrument, in form and substance satisfactory to the Lender, listing all its Inventory, but any failure to execute or deliver the same shall not limit or otherwise affect the Lender’s security interest in and to such Inventory. The Borrower will not permit any Person other than the Lender to be listed as the assignee of or secured party for any of the Borrower’s electronic bills of lading or other documents of title.

(d) Inventory Records. The Borrower shall maintain full, accurate and complete records of its Inventory describing the kind, type and quantity of such Inventory and the Borrower’s cost therefor, withdrawals therefrom and additions thereto, including a perpetual inventory for raw materials, work in process, finished goods and goods recalled or subject to recall.

SECTION 3.5 Special Provisions Relating to Receivables.

(a) Invoices, Etc. On the Lender’s request therefor, the Borrower shall furnish to the Lender copies of invoices to customers and shipping and delivery receipts or warehouse receipts thereof. The Borrower shall deliver to the Lender (i) the originals of all letters of credit, notes, and instruments in its favor, (ii) such endorsements or assignments related thereto as the Lender may reasonably request and (iii) the written consent of the issuer of any letter of credit to the assignment of the proceeds of such letter of credit by the Borrower to the Lender.

(b) Records, Collections, Etc. The Borrower shall promptly report to the Lender all customer credits and all returns, repossessions and recoveries of Inventory that are not in the ordinary course of its business, providing the Lender with a description of such Inventory. The Borrower shall not, without the Lender’s prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise, except in the ordinary course of its business. Upon the occurrence and during the continuance of an Event of Default or at any time that the Lender believes that fraud has occurred, the Lender may (i) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable and (ii) notify account debtors on the Borrower’s Receivables that such Receivables have been assigned to the Lender, and that payments in respect thereof shall be made directly to the Lender. Where the Borrower receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, the Borrower will hold the same on the Lender’s behalf, subject to the Lender’s instructions, and as property forming part of the Borrower’s Receivables. Where the Borrower sells goods or services to a customer which also sells goods or services to it or which may have other claims against it, the Borrower will so advise the Lender immediately to permit the Lender to establish a reserve therefor. The Borrower hereby irrevocably authorizes and appoints the Lender, or any Person the Lender may designate, as its attorney-in-fact, at the Borrower’s sole cost and expense, to exercise, if an Event of Default has occurred and is continuing or the Lender believes that fraud has occurred, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been indefeasibly paid and satisfied in full in cash: (A) to receive, take, endorse, sign, assign and deliver, all in the name of the Lender or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (B) to receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Lender may designate; and (C) to take or bring, in the name of the Lender or the Borrower, all steps, actions, suits or proceedings deemed by the Lender necessary or desirable to enforce or effect collection of the Borrower’s Receivables or file and sign the Borrower’s name on a proof of claim in bankruptcy or similar document against any obligor of the Borrower. The Borrower shall maintain a record of its electronic chattel paper that identifies the Lender as the assignee thereof and otherwise in a manner such that the Lender has control over such chattel paper for purposes of the Code.

SECTION 3.6 Special Provisions Relating to Equipment.

(a) Location. Each item of Equipment of the Borrower, now owned or hereafter acquired, will be kept at the location shown on Schedule 6.1(b) and may not be moved without the prior written consent of the Lender. The Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the location, kind, type, age and condition of its Equipment, the Borrower’s cost therefor and accumulated depreciation thereof, and retirements, sales, or other dispositions thereof, all of which records shall be available during the Borrower’s usual business hours on demand to any of the officers, employees or agents of the Lender.

(b) Repair. The Borrower shall keep all of its Equipment in a satisfactory state of repair and satisfactory operating condition in accordance with industry standards, ordinary wear and tear excepted, and will, consistent with the exercise of its reasonable business judgment, make all repairs and replacements when and where necessary and practical, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. The Borrower shall repair and maintain all of its Equipment in accordance with industry practices in a manner sufficient to continue the operation of its business as heretofore conducted. The Borrower will use or cause its Equipment to be used in accordance with law and the manufacturer’s instructions. The Borrower shall keep its Equipment separate from, and will not annex or affix any of its Equipment to, any part of any Property or any other realty.

(c) Disposal. Where the Borrower is permitted to dispose of any of its Equipment under this Agreement or by any consent thereto hereafter given by the Lender, the Borrower shall do so at arm’s length, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity or value of its remaining Equipment.

SECTION 3.7 Continuation of Liens, Etc. The Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Liens permitted by the Loan Documents. The Borrower agrees to comply with the requirements of all state and federal laws to grant to the Lender valid and perfected first priority security interests in the Collateral and shall obtain a Control Agreement from any securities intermediary or depository bank (other than the Lockbox Bank) in possession of any of the Borrower’s Investment Property or deposit accounts. The Lender is hereby authorized by the Borrower to sign the Borrower’s name on any document or instrument as may be necessary or desirable to establish and maintain the Liens covering the Collateral and the priority and continued perfection thereof or file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not the Borrower’s signature appears thereon. The Borrower agrees, from time to time, at the Lender’s request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Lender’s representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Lender’s Liens thereon. The Borrower agrees that the Lender may file a carbon, photographic or other reproduction of this Agreement (or any financing statement related hereto) as a financing statement.

SECTION 3.8 Real Property. If the Borrower acquires any Property after the date hereof, the Borrower shall, at the expense of the Borrower, take all steps necessary or desirable to grant the Lender a perfected first priority Lien thereon. Concurrently with any such granting, the Borrower shall deliver to the Lender:

(a) a mortgagee’s title policy (i) dated the date of any mortgage or deed of trust in favor of the Lender with respect to such Property (a “Mortgage”) and in an amount satisfactory to the Lender, (ii) insuring that such Mortgage creates a valid first Lien on such Property free and clear of all Liens except the Lien in favor of the Lender and other Liens that are satisfactory to the Lender, (iii) naming the Lender as the insured thereunder, (iv) in the form of ALTA Loan Policy-1992, and (v) containing revolving endorsements and such other endorsements and effective coverage as the Lender may request, together with evidence that all premiums in respect of such policy have been paid by or on behalf of the Borrower;

(b) a survey of any such Property, satisfactory in form and substance to the Lender and certified within a reasonable period before the date of any such Mortgage by an independent public surveyor satisfactory to the Lender, meeting the minimum standard detail requirements for ALTA/ACSM surveys, and showing (i) the exact location and dimensions of such Property and the improvements thereon, (ii) the exact location of all lot and street lines, required height and setback lines, all means of access to and all easements relating to such Property, (iii) the names of all streets and alleys abutting such Property and (iv) the absence of any encroachments, rights-of-way or easements on such Property or any encroachments by the improvements thereon on adjoining property, or any other defects except Liens permitted hereunder, together with a surveyor’s certificate satisfactory to the Lender;

(c) an opinion of the Borrower’s legal counsel with respect to such Mortgage and any other matters related thereto, which opinion shall be in form and substance reasonably satisfactory to the Lender; and

(d) evidence reasonably satisfactory to the Lender that all recording taxes and other fees and expenses related to the transactions described in this Section 3.8 have been paid in full by the Borrower.

SECTION 3.9 Power of Attorney. In addition to all of the powers granted to the Lender in this Article III, the Borrower hereby appoints and constitutes the Lender as the Borrower’s attorney-in-fact to sign the Borrower’s name on any of the documents, instruments and other items described in Section 3.7, to make any filings under the Uniform Commercial Code covering any of the Collateral, to request at any time from customers indebted on its Receivables verification of information concerning such Receivables and the amount owing thereon (provided that any verification shall only occur if an Event of Default has occurred and is continuing), and, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof and (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral. The Lender’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Lender under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

ARTICLE IV
INTEREST, FEES AND EXPENSES

SECTION 4.1 Interest. The Borrower shall pay to the Lender interest on the Advances, payable monthly in arrears on the first day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to the Base Rate then in effect, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate.

(b) LIBOR Rate Advances. If such Advance is a LIBOR Rate Advance, at a rate which is equal at all times during the Interest Period for such LIBOR Rate Advance to (i) the LIBOR Rate plus (ii) one and three-quarters percent (1.75%).

SECTION 4.2 Interest and Letter of Credit Fees After Event of Default. From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full and all Letters of Credit have expired or been terminated or (ii) such Event of Default shall have been waived, interest on the Loans shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto under Section 4.1 plus up to an additional two percent (2%) and the letter of credit fee pursuant to Section 4.3(b) shall be payable at the rate that would otherwise apply under Section 4.3(b) plus up to an additional two percent (2%).

SECTION 4.3 Closing Fee. On the Closing Date, the Borrower shall pay to the Lender a non-refundable closing fee in the amount of $65,000.

SECTION 4.4 Unused Line Fee; Letter of Credit Fees.

(a) The Borrower shall pay to the Lender on the first day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, in arrears, an unused line fee equal to three-eighths of one percent (.37%) per annum of the difference, if positive, between (i) the Maximum Amount of the Facility and (ii) the average daily aggregate outstanding amount of the Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding month or portion thereof.

(b) The Borrower shall promptly pay to the Lender (i) an issuance fee in an amount equal to .13% of the face amount of each Letter of Credit issued in connection herewith for the Lender’s own account and (ii) all fees charged to the Lender by any issuer of a Letter of Credit which relate directly to the issuance, amending or drawing under Letters of Credit. In addition, the Borrower shall pay to the Lender on the first day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, in arrears, a fee equal to 1.75% per annum on the daily average of the amount of the Letters of Credit outstanding during the preceding month or during the interim period ending on the Expiration Date, as the case may be.

SECTION 4.5 Early Termination Fee. The Borrower shall have the right to terminate this Agreement at any time on ninety days’ prior written notice to the Lender, provided that, on the date of such termination, all Obligations, including all amounts required for the Collateralization of Letters of Credit and interest, fees and expenses payable to the date of such termination, shall be paid in full. If (a) the Borrower gives such notice to terminate or (b)(i) the Loans are paid in full or substantially in full and (ii) the Lender’s obligation to make Loans or to cause Letters of Credit to be issued is terminated, including as a result of the Lender terminating, in accordance with Section 9.2(b), such obligation, the Borrower shall pay a fee to the Lender in an amount equal to (A) $150,000 if such termination or payment occurs prior to the first anniversary of the Closing Date and (B) $75,000 if such termination or payment occurs on or after the first anniversary but prior to the second anniversary of the Closing Date, provided that no such fee shall be due if the Obligations are, or are deemed to have been, paid or repaid with the proceeds of loans made by the Lender or any of its Affiliates.

SECTION 4.6 Calculations. All calculations of interest and fees hereunder shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.7 Indemnification in Certain Events. If, after the Closing Date, (i) any change in or in the interpretation of any law or regulation is introduced including, without limitation, with respect to reserve requirements, applicable to the Lender or any other banking or financial institution from which the Lender borrows funds or obtains credit, (ii) the Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) the Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies as the case may be with respect to capital adequacy) by an amount deemed by the Lender to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to the Lender of funding or maintaining the Loans, or reduces the amount receivable in respect thereof by the Lender, then the Borrower shall, upon demand, pay to the Lender additional amounts sufficient to indemnify the Lender against such increase in cost or reduction in amount receivable.

SECTION 4.8 Taxes.

(a) Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interest and all other liabilities with respect thereto (“Taxes”), including any Taxes imposed under Section 7701(l) of the Internal Revenue Code, excluding in the case of the Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on it by any applicable jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan to or for the benefit of the Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 4.8) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar taxes or levies that arise at any time or from time to time (i) from any payment made under any and all Loan Documents, or (ii) from the execution or delivery by the Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Lender of its rights under, any and all Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Borrower indemnifies the Lender for the full amount of (i) Taxes imposed on or with respect to amounts payable hereunder, (ii) Other Taxes and (iii) any Taxes (other than Taxes imposed by any jurisdiction on amounts payable under this Section 4.8) paid by the Lender and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto.

(d) Within thirty days after the date of any payment of Taxes or Other Taxes, the Borrower will, upon request, furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.8 shall survive the indefeasible payment in full of the Obligations.

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.1 Conditions to Initial Loan or Letter of Credit. The obligation of the Lender to make the initial Loan or to cause to be issued the initial Letter of Credit is subject to the satisfaction of the following conditions prior to or concurrent with such initial Loan or Letter of Credit:

(a) The Lender shall have received the following, each dated the date of the initial Loan or as of an earlier date acceptable to the Lender, in form and substance satisfactory to the Lender and its counsel:

(i)	the Note, duly executed by the Borrower;

(ii)	the Guaranty, duly executed by the Guarantor;

(iii)
completed requests for information, dated on or before the date of the initial Loan or Letter of Credit, listing all effective financing statements filed against the Borrower on file with the Secretary of State of the State of Delaware;

(iv)	a completed perfection certificate, substantially in the form of Exhibit I signed by a Responsible Officer of the Borrower;

(v)	an initial Borrowing Base Certificate, duly executed by the Borrower’s chief financial officer;

(vi)
(A) the draft unaudited Financial Statements for the fiscal year ended December 31, 2005, reviewed by the Auditors, and the draft unaudited Financial Statements for the eleven-month period ended November 30, 2006, reviewed by the chief operating officer of the Borrower, (B) a certificate executed by the Borrower’s chief financial officer certifying that, since December 31, 2005, (I) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect (except as disclosed therein, which disclosure shall not limit any of the Lender’s rights and remedies with respect thereto), (II) all data, reports and information (other than projections and budgets) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender, the Auditors or Durkin Group LLC for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects as of the date or certification thereof and are not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time, and (III) all projections and budgets heretofore furnished to the Lender or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of preparation, and (C) a Certificate signed by the chief financial officer of the Borrower, certifying the Borrower’s Tangible Net Worth and Fixed Charge Coverage Ratio as of November 30, 2006;

(vii)
a payoff letter, duly executed by the Existing Lender, containing, among other things, an acknowledgment of the termination of all of the Existing Lender’s liens on and security interests in any assets of the Borrower upon the payment in full of the outstanding amount owed to the Existing Lender specified therein, and an authorization of the Lender to file termination statements under the Code with respect to all financing statements filed by the Existing Lender under the Code naming the Borrower as Debtor and to record a release of any other Lien of the Existing Lender encumbering any property of the Borrower;

(viii)
an opinion of counsel for each Loan Party covering such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require, which such counsel is hereby requested by the Borrower on behalf of the Loan Parties to provide;

(ix)
certificates of insurance required by this Agreement and the other Loan Documents, together with loss payee endorsements for all such policies naming the Lender as lender loss payee and an additional insured;

(x)
a copy of the Business Plan for the period commencing January 1, 2007, accompanied by a certificate executed by the Borrower’s chief financial officer certifying to the Lender that the Business Plan has been prepared in good faith on the basis of assumptions which were believed to be reasonable in the context of the conditions existing on the date hereof, and represents, as of the date hereof, the Borrower’s good faith estimate of its future financial performance;

(xi)
copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion on behalf of the Borrower;

(xii)
a certified copy of a certificate of the Secretary of State of the state of incorporation of each Loan Party, dated within ten days of the Closing Date, listing the certificate of incorporation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction;

(xiii)	a good standing certificate from the Secretary of State of each state in which each Loan Party is qualified as a foreign corporation, each dated within ten days of the Closing Date;

(xiv)
a letter from the Borrower to the Auditors and acknowledged by the Auditors authorizing the Lender to discuss the financial condition of the Loan Parties with the Auditors and their personnel and directing the Auditors to cooperate with the Lender with respect thereto;

(xv)	a consent to the assignment to the Lender of the proceeds of each letter of credit issued in favor of the Borrower, duly executed by the issuer thereof;

(xvi)
evidence that the Borrower maintains a record of its electronic chattel paper that identifies the Lender as the assignee thereof and otherwise in a manner such that the Lender has control over such chattel paper for purposes of the Code; and

(xvii)	such other agreements, instruments, documents and evidence as the Lender deems necessary in its sole and absolute discretion in connection with the transactions contemplated hereby.

(b) There shall be no pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of either Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower shall have (i) paid (A) all reasonable fees and expenses of the Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, all of the Lender’s examination, audit, appraisal and travel expenses and the fees and expenses of counsel to the Lender) and (B) the closing fee payable under Section 4.3 and all other fees referred to in this Agreement that are required to be paid on the Closing Date and (ii) delivered at least $2,000,000 in cash by wire transfer to the Lender, which cash shall be used by the Lender to repay a portion of the Borrower’s existing Indebtedness to the Existing Lender.

(d) (i) All termination statements under the Code necessary to cause the Lender to have a first priority security interest in the Collateral shall have been filed or authorized to be filed and (ii) all consents or authorizations specified in Schedule 6.1(f) shall have been obtained.

(e) No change, occurrence, event or development or event involving a prospective change that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

(f) The Lender and its counsel shall have performed (i) a review satisfactory to the Lender of all of the Material Contracts and other assets (including, without limitation, leases of operating facilities) of the Borrower, the financial condition of each Loan Party, including all of its tax, litigation, environmental and other potential contingent liabilities, the corporate and capital structure of each Loan Party and the cash management and management information systems of the Borrower, (ii) a pre-closing audit and collateral review and (iii) reviews and investigations of such other matters as the Lender and its counsel deem appropriate, in each case with results satisfactory to the Lender.

(g) The Loan Parties shall be in compliance with all Requirements of Law and Material Contracts, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(h) The Liens in favor of the Lender shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Lender and Permitted Liens.

(i) After giving effect to all Loans to be made and all Letters of Credit to be issued on the Closing Date, Excess Availability shall be no less than $2,000,000.

SECTION 5.2 Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lender to make any Loan or to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Loan or Letter of Credit as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit as of the date of such request; and

(c) no Material Adverse Effect shall have occurred.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.1 Representations and Warranties of the Borrower; Reliance by the Lender. The Borrower represents and warrants as follows:

(a) Organization, Good Standing and Qualification. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect. Schedule 6.1(a) specifies the jurisdiction in which the Borrower is organized and all the jurisdictions in which the Borrower is qualified to do business as a foreign corporation as of the Closing Date.

(b) Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of the Borrower is, and the books and records of the Borrower and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of the Borrower at, the address of the Borrower specified in Schedule 6.1(b). There is no location at which the Borrower maintains any Collateral other than the locations specified in Schedule 6.1(b). Schedule 6.1(b) specifies all Property of the Borrower, and indicates whether each location specified therein is leased or owned by the Borrower.

(c) Authority. The Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All corporate action necessary for the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party (including the consent of shareholders where required) has been taken.

(d) Enforceability. This Agreement is and, when executed and delivered, each other Loan Document to which the Borrower is a party, will be, the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e) No Conflict. The execution, delivery and performance by each of the Loan Parties of each Loan Document to which it is a party do not and will not contravene (i) any of the Governing Documents of such Loan Party, (ii) any Requirement of Law or (iii) any Material Contract and will not result in the imposition of any Liens upon any of its properties except in favor of the Lender.

(f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any shareholders of the Borrower or any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of a Loan Party following such consummation, except (i) those that have been obtained or made and are specified in Schedule 6.1(f) and (ii) the filing of financing and termination statements under the Code.

(g) Ownership; Subsidiaries. The capital stock of the Guarantor and its Subsidiaries is owned by the Persons and in the amounts specified in Schedule 6.1(g). Schedule 6.1(g) sets forth the exact correct legal name of each of the Guarantor and the Subsidiaries of the Guarantor, in each case as specified in the public record of the jurisdiction of its organization, and of the Persons that own the capital stock therein.

(h) Solvency. The Borrower is Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the Closing Date (including, without limitation, the Loans to be made and the Letters of Credit to be issued on the Closing Date).

(i) Financial Data. The Borrower has provided to the Lender complete and accurate copies of its draft unaudited Financial Statements for the fiscal year ended December 31, 2005, reviewed by the Auditors, and draft unaudited Financial Statements for the eleven-month period ended November 30, 2006 reviewed by the chief operating officer of the Borrower. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial position, results of operations and cash flows of the Borrower and its Subsidiaries for each of the periods covered. Except as specified in Schedule 6.1(i), the Borrower and its Subsidiaries have no Contingent Obligation or liability for taxes, unrealized losses, unusual forward or long-term commitments or long-term leases, which is not reflected in such Financial Statements or the footnotes thereto. During the period from December 31, 2005 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower and its Subsidiaries at November 30, 2006. Since December 31, 2005 and except as provided in Schedule 6.1(i), (i) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect and (ii) none of the capital stock of either Loan Party has been redeemed, retired, purchased or otherwise acquired for value by such Loan Party.

(j) Accuracy and Completeness of Information. All data, reports and information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower to the Lender or its representatives, the Auditors or Durkin Group LLC are or will be true and accurate in all material respects as of the date or certification of such data, reports and information and are not and will not be incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time. There are no facts now known to any Responsible Officer of the Borrower which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or any certificate, opinion or other written statement previously furnished by the Borrower to the Lender.

(k) No Joint Ventures or Partnerships. Except as specified in Schedule 6.1(k), the Borrower is not engaged in any joint venture or partnership with any other Person.

(l) Corporate and Trade Name. During the past year, the Borrower has not been known by or used any other corporate, trade or fictitious name except for (i) its name as set forth in the introductory paragraph and on the signature page of this Agreement, which is the exact correct legal name of the Borrower and (ii) Cambitoys.

(m) No Actual or Pending Material Modification of Business. There exists no actual or, to the best of the Borrower’s knowledge after due inquiry, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Borrower with any customer or group of customers which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(n) No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by the Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by the Borrower to any Person in connection with the transactions contemplated by this Agreement.

(o) Investment Company. The Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, the issuance of any Letters of Credit or the application of the proceeds or repayment thereof by the Borrower or the beneficiary of any Letter of Credit, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p) Margin Stock. The Borrower does not own any “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

(q) Taxes and Tax Returns. In each case except as specified in Schedule 6.1(q),

(i)
The Borrower has properly completed and timely filed all income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been established in accordance with GAAP.

(ii)
All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established) by it and the Borrower has no liability for taxes in excess of the amounts so paid or reserves so established.

(iii)
No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no tax Liens have been filed with respect thereto. There are no pending or threatened audits, investigations or claims for or relating to any liability of the Borrower for taxes and there are no matters under discussion with any Governmental Authority which could result in an additional liability for taxes. The federal income tax returns of the Borrower have never been audited by the Internal Revenue Service. No extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower.

(iv)	The Borrower is not a party to, and has no obligations under, any written tax sharing agreement or agreement regarding payments in lieu of taxes.

(r) No Judgments or Litigation. Except as specified in Schedule 6.1(r), no judgments, orders, writs or decrees are outstanding against the Borrower, nor is there now pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(s) Title to Property. The Borrower has (i) good and marketable fee simple title to or valid leasehold interests in all of its Property and (ii) good and marketable title to all of its other property, in each case free and clear of Liens other than Liens permitted by Section 7.2(i).

(t) No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, the Borrower has no Indebtedness other than Indebtedness permitted under Section 7.2(a).

(u) Investments; Contracts. The Borrower (i) has not committed to make any Investment; (ii) is not a party to any indenture, agreement, contract, instrument or lease, or subject to any charter, bylaw or other corporate or similar restriction or any injunction, order, restriction or decree, which could materially and adversely affect its business, operations, assets or financial condition; (iii) is not a party to any “take or pay” contract as to which it is the purchaser; and (iv) has no material contingent or long-term liability, including any management contracts, which could reasonably be expected to have a Material Adverse Effect.

(v) Compliance with Laws. On the Closing Date, after giving effect to the transactions contemplated hereby, the Borrower is not in default under any term of any Requirement of Law other than any default which, when taken together with all other similar defaults, could not reasonably be expected to have a Material Adverse Effect or would not require more than $50,000 to remediate.

(w) Rights in Collateral; Priority of Liens. All of the Collateral of the Borrower is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of the Lender and Permitted Liens. Upon the proper filing of (i) a financing statement with the Secretary of State of the State of Delaware naming the Borrower as debtor and the Lender as secured party and describing the Collateral and (ii) any termination statements necessary to terminate any of the Existing Lender’s Liens, the Liens granted by the Borrower pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral.

(x) ERISA.

(i)	Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(x).

(ii)
The Borrower and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(iii)
No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither the Borrower or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement, except for ordinary funding obligations which are not past due.

(iv)
Neither the Borrower nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code.

(v)
The Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the Internal Revenue Code with respect to all Plans. There has been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan. The Borrower and each ERISA Affiliate have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each ERISA Affiliate have not incurred any liability to the PBGC and have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA other than for payments of premiums in the ordinary course of business.

(vi)
Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and no event has occurred which would cause the loss of such qualification.

(vii)
The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(viii)
Neither the Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(ix)
To the extent that any Plan is funded with insurance, the Borrower and all ERISA Affiliates have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, the Borrower and all ERISA Affiliates have made when due all contributions required to be paid.

(y) Intellectual Property. Set forth on Schedule 6.1(y) is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. The Borrower owns or licenses all patents, trademarks, service marks, logos, trade names, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of the foregoing, which are necessary or advisable for the operation of its business as presently conducted or proposed to be conducted. The Borrower has not infringed any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person by the sale or use of any product, process, method, substance, part or other material presently contemplated to be sold or used, where such sale or use could reasonably be expected to have a Material Adverse Effect and no claim or litigation is pending, or, to the best of the Borrower’s knowledge, threatened against the Borrower that contests its right to sell or use any such product, process, method, substance, part or other material.

(z) Labor Matters. Schedule 6.1(z) accurately sets forth all labor contracts to which the Borrower is a party as of the Closing Date, and their dates of expiration. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(aa) Compliance with Environmental Laws. (i) The Borrower is not the subject of any judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) the Borrower has not filed with or received from any Governmental Authority or other Person any notice, order, stipulation or directive under any Environmental Law, nor is it aware of any pending discussions within any Governmental Authority, concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to Property owned or leased by it, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of the Borrower, (iii) the Borrower has disposed of all its waste in accordance with all applicable laws and it has not improperly stored or disposed of any waste at, on, beneath or adjacent to any of its Property and none of its Property contains any waste fill, (iv) the Borrower has no knowledge of any contingent liability for any release of any Hazardous Materials, and there has been no spill or release of any Hazardous Materials at any of its Property in violation of Environmental Laws, (v) to the knowledge of the Borrower, all of its Property (including, without limitation, its Equipment) is free, and has at all times been free, of Hazardous Materials and underground storage tanks and (vi) to the knowledge of the Borrower, none of its Property has ever been used as a waste disposal site, whether registered or unregistered.

(bb) Licenses and Permits. The Borrower has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(cc) Government Regulation. The Borrower is not subject to regulation under the Energy Policy Act of 2005, Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or consummate the transactions contemplated by this Agreement and the other Loan Documents.

(dd) Material Contracts. Set forth on Schedule 6.1(dd) is a complete and accurate list of all Material Contracts of the Borrower, showing as of the date hereof the parties, subject matter and term thereof. Each such contract has been duly authorized, executed and delivered by the Borrower and each other party thereto. Except as specified in Schedule 6.1(dd), each Material Contract of the Borrower is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such contract by any party thereto.

(ee) Business and Properties. No business of the Borrower is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(ff) Business Plan. The Business Plan and the Financial Statements delivered to the Lender on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(gg) Affiliate Transactions. Except as specified in Schedule 6.1(gg), the Borrower is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower and (ii) upon fair and reasonable terms no less favorable to the Borrower than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

(hh) Compliance with Anti-Terrorism Laws. The Borrower is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations. The Borrower acknowledges that the Lender has notified it that the Lender is required, under the USA Patriot Act, 31 U.S.C. §5318 (the “Patriot Act”), to obtain, verify and record information that identifies the Borrower and the Guarantor including, without limitation, the name and address of the Borrower and the Guarantor and such other information that will allow the Lender to identify the Borrower and the Guarantor in accordance with the Patriot Act.

All representations and warranties made by the Borrower in this Agreement and in each other Loan Document to which it is a party shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby. The Borrower acknowledges and confirms that the Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement.

ARTICLE VII
COVENANTS OF THE BORROWER

SECTION 7.1 Affirmative Covenants. Until termination of the Lender’s obligation to make any Loan or to cause to be issued any Letter of Credit under this Agreement, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

(a) Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain its corporate existence, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, and (iii) continue in the same lines of business as presently conducted by it.

(b) Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

(c) Affiliate Transactions. The Borrower shall, and shall cause each of its Subsidiaries to, conduct transactions with any of its Affiliates on an arm’s-length basis or other basis no less favorable to the Borrower or such Subsidiary than would apply in a transaction with a non-Affiliate and which are approved by the board of directors (or similar governing body) of the Borrower or such Subsidiary.

(d) Taxes. Except as specified in Schedule 6.1(q), the Borrower shall, and shall cause each of its Subsidiaries to, pay, when due, (i) all tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the property of the Borrower or such Subsidiary, it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

(e) Requirements of Law. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it, including, without limitation, all applicable federal, state, local or foreign laws and regulations, including, without limitation, those relating to environmental and employee matters (including the collection, payment and deposit of employees’ income, unemployment, Social Security and Medicare hospital insurance taxes) and with respect to pension liabilities, provided that the Borrower shall not be deemed in violation hereof if the Borrower’s or such Subsidiary’s failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(f) Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain public liability insurance, business interruption insurance, third party property damage insurance and replacement value insurance on its assets (including the Collateral) under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Lender, all of which policies covering the Collateral shall name the Lender as an additional insured and the lender loss payee in case of loss, and contain other provisions as the Lender may require to protect fully the Lender’s interest in the Collateral and any payments to be made under such policies.

(g) Books and Records; Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Borrower and its Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall exclude the assets, liabilities and financial transactions of all direct and indirect shareholders, Subsidiaries and other Affiliates of the Borrower and (ii) provide the Lender and its agents access to the premises of the Borrower and its Subsidiaries at any time and from time to time, during normal business hours and upon three Business Days prior notice, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Borrower’s expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Borrower and its Subsidiaries with any officer, employee or director thereof or with the Auditors, all of whom are hereby authorized to disclose to the Lender all financial statements, work papers, and other information relating to such affairs, finances or business. The Borrower shall reimburse the Lender for the reasonable travel and related expenses of the Lender’s employees or, at the Lender’s option, of such outside accountants or examiners as may be retained by the Lender to verify or inspect Collateral, records or documents of the Borrower and its Subsidiaries on a regular basis or for a special inspection if the Lender deems the same appropriate, except that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Lender for more than three inspections in any calendar year. If the Lender’s own employees are used, the Borrower shall also pay such reasonable per diem allowance as the Lender may from time to time establish, or, if outside examiners or accountants are used, the Borrower shall also pay the Lender such sum as the Lender may be obligated to pay as fees therefor. All such Obligations may be charged to the Loan Account or any other account of the Borrower with the Lender or any of its affiliates. The Borrower hereby authorizes the Lender to communicate directly with the Auditors to disclose to the Lender any and all financial information regarding either of the Loan Parties including, without limitation, matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of either of the Loan Parties. In addition, the Borrower shall permit the Lender and its agents access to the Borrower’s premises to conduct appraisals of its Inventory on the terms and conditions with respect to the inspections set forth above, and the Borrower shall be required to reimburse the Lender for the reasonable travel and related expenses of the Lender’s employees or, at the Lender’s option, of such outside appraisers as may be retained by the Lender to appraise the Borrower’s Inventory, except that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Lender for more than one such appraisal from the Closing Date through the Expiration Date. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Borrower shall reimburse the Lender for all reasonable travel and related expenses of the Lender’s employees or, at the Lender’s option, of any outside accountants or examiners retained by the Lender, in connection with field exams and appraisals of the Collateral, which exams and appraisals shall be done at frequencies determined by the Lender in its sole discretion.

(h) Notification Requirements. The Borrower shall timely give the Lender the following notices and other documents:

(i)
Notice of Defaults. Promptly, and in any event within two Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Borrower’s proposed response thereto, each in reasonable detail.

(ii)
Proceedings or Changes. Promptly, and in any event within five Business Days after the Borrower becomes aware of (A) any proceeding including, without limitation, any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted by or against a Loan Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) involving a sum, together with the sum involved in all other similar proceedings, in excess of $100,000 in the aggregate, (B) any order, judgment or decree involving a sum, together with the sum of all other orders, judgments or decrees, in excess of $100,000 in the aggregate being entered against a Loan Party or any of its Subsidiaries or any of their respective property or assets, (C) any notice or correspondence issued to either Loan Party or Subsidiary thereof by a Governmental Authority warning, threatening or advising of the commencement of any investigation involving such Loan Party or Subsidiary or any of its property or assets, (D) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (E) the cessation of the business relationship of the Borrower with any customer of the Borrower whose purchases have accounted for more than 10% in the aggregate of the sales of the Borrower in any year since the fiscal year ended December 31, 2004, or the receipt by the Borrower of any notice of an intention to terminate any such relationship, (F) the cessation of the business relationship of the Borrower with any vendor or supplier of the Borrower that have accounted for more than 10% in the aggregate (in volume of business) for the goods and services sold to the Borrower in any year since the fiscal year ended December 31, 2004, or the receipt by the Borrower of any notice of an intention to terminate any such relationship, (G) a change in the location of any Collateral from the locations specified in Schedule 6.1(b), (H) a proposed or actual change of the name, identity, corporate structure or jurisdiction of organization of either Loan Party or Subsidiary thereof, or (I) any Collateral is subject to voluntary recall or a recall by or in cooperation with the United States Consumer Products Safety Commission or any other Governmental Authority for any reason, a written statement describing such proceeding, order, judgment, decree, change, recall, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(iii)	ERISA Notices.

(A)
Promptly, and in any event within ten Business Days after a Termination Event has occurred, a written statement of a Responsible Officer describing such Termination Event and any action that is being taken with respect thereto by the Borrower or any ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(B)
promptly, and in any event within three Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Internal Revenue Code and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

(C)
promptly, and in any event within three Business Days after receipt by the Borrower or any ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(D)
promptly, and in any event within three Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(1)
any Prohibited Transaction which could subject the Borrower or any ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder,

(2)	any cessation of operations (by the Borrower or any ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA,

(3)	a failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code,

(4)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code, or

(5)
any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(E)
promptly upon the request of the Lender, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of the Borrower or any ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(F)
promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(G)
promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(H)
promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice by the Department of Labor of any penalty, audit or investigation or purported violation of ERISA with respect to a Plan;

(I)
promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(J)
promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(iv)
Material Contracts. Promptly, and in any event within ten Business Days after any Material Contract is terminated or amended in any material respect, or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

(v)
Environmental Matters. Promptly, and in any event within ten days after receipt by a Loan Party thereof, copies of each (A) written notice that any violation of any Environmental Law may have been committed or is about to be committed by a Loan Party which violation could reasonably be expected to result in liability or involve remediation costs in excess of $50,000, (B) written notice that any administrative or judicial complaint or order has been filed or is about to be filed against a Loan Party alleging violations of any Environmental Law or requiring a Loan Party to take any action in connection with the release of toxic or Hazardous Materials into the environment which violation or action could reasonably be expected to result in liability or involve remediation costs in excess of $50,000, (C) written notice from a Governmental Authority or other Person alleging that a Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby which costs could reasonably be expected to exceed $50,000 or (D) Environmental Law adopted, enacted or issued after the date hereof of which the Borrower becomes aware which could reasonably be expected to have a Material Adverse Effect.

(i) Casualty Loss. The Borrower shall, and shall cause each of its Subsidiaries to, (i) provide written notice to the Lender, within ten Business Days, of any material damage to, the destruction of or any other material loss to any asset or property owned or used by the Borrower or any of its Subsidiaries other than any such asset or property with a net book value (individually or in the aggregate) less than $50,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Borrower or any of its Subsidiaries together with a statement of the amount of the damage, destruction, loss or diminution in value (a “Casualty Loss”) and (ii) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

(j) Qualify to Transact Business. The Borrower shall, and shall cause each of its Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected to have a Material Adverse Effect.

(k) Financial Reporting. The Borrower shall deliver to the Lender the following:

(i)
Annual Financial Statements. As soon as available, but not later than 120 days after the fiscal year ending December 31, 2006 and ninety days after the end of each fiscal year thereafter, (A) the Parent’s annual audited and certified consolidated and consolidating Financial Statements for or as of the end of the prior fiscal year; (B) the Borrower’s annual reviewed consolidated and consolidating Financial Statements for or as of the end of the prior fiscal year; (C) a comparison in reasonable detail to the prior year’s audited Financial Statements; (D) the Auditors’ opinion of the Parent’s Financial Statements without Qualification; and (E) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by the Guarantor’s chief financial officer, provided that, if the Financial Statements specified in clause (A) hereof are not available or the Parent’s consolidating Financial Statements specified in clause (A) hereof are not satisfactory to the Lender for any reason or if the Auditors’ opinion of the Parent’s Financial Statements contains a Qualification, then the Borrower shall have an Auditor prepare and deliver the Borrower’s separate audited Financial Statements for the applicable fiscal year and each fiscal year thereafter, together with the other items specified in clauses (C), (D) and (E) hereof, but with respect to the Borrower on a separate basis.

(ii)
Projections. Not later than twenty days before the end of each fiscal year of the Borrower, the Business Plan of the Borrower certified by the Borrower’s chief financial officer for the one-year period commencing with the following fiscal year.

(iii)
Monthly Financial Statements. As soon as available, but not later than twenty days after the end of each month, commencing with the month in which the Closing Date occurs, (A) the Borrower’s interim Financial Statements as at the end of such month and for the fiscal year to date, along with comparisons of such Financial Statements to (x) the same periods in the prior fiscal year and (y) the projections for such periods in the Business Plan, (B) a certification by the Borrower’s chief financial officer that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments) and (C) a compliance certificate, substantially in the form of Exhibit C (a “Compliance Certificate”), signed by the Borrower’s chief financial officer, with an attached schedule of calculations demonstrating compliance with the Financial Covenants as of the end of such month.

(iv)
Borrowing Base Certificate. (A) Daily, not later than 11:00 a.m. (New York time) on each Business Day, a borrowing base certificate, substantially in the form of Exhibit H detailing the Eligible Receivables and the Eligible Inventory containing a calculation of availability and reflecting all sales, collections, and debit and credit adjustments, as of the previous Business Day, which shall be prepared by or under the supervision of the chief financial officer of the Borrower and certified by such officer or any other officer of the Borrower acceptable to the Lender (or, if expressly requested by the Lender on any Business Day, the Borrower’s chief financial officer) (a “Borrowing Base Certificate”) and (B) monthly, not later than the twentieth day of each month, a Borrowing Base Certificate detailing the Eligible Receivables and Eligible Inventory (provided that the calculation of actual ineligible Receivables and actual ineligible Inventory will be reported on a monthly basis in such certificate as of the last day of the preceding month), containing a calculation of availability and reflecting all sales, collections, and debit and credit adjustments, as of the last day of the preceding month (or as of a more recent date as the Lender may from time to time request), which shall be prepared by or under the supervision of the chief financial officer of the Borrower and certified by such officer.

(v)
Agings. Monthly, not later than the twentieth day of each month, agings of the Borrower’s Receivables and accounts payable, in scope and detail satisfactory to the Lender, as of the last day of the preceding month.

(vi)
Inventory. Monthly, not later than the twentieth day of each month, a report of the Borrower’s Inventory, based upon a perpetual inventory, which shall describe such Inventory by category, item (in reasonable detail), location and whether or not such Inventory constitutes Eligible Inventory, as of the last day of the preceding month.

(vii)
Shareholder and SEC Reports. As soon as available, but not later than five days after the same are sent or filed, as the case may be, copies of all financial statements and reports that either Loan Party sends to any of its shareholders or either Loan Party or the Parent files with the Securities and Exchange Commission or any other Governmental Authority.

(viii)
Other Financial Information. Promptly after the request by the Lender therefor, such additional financial statements and other related data and information as to the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or the Guarantor as the Lender may from time to time reasonably request.

(l) Payment of Liabilities. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including, without limitation, tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

(m) ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to, (i) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner (A) to each Plan in amounts sufficient (I) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Internal Revenue Code, if applicable, (II) to satisfy any other Requirements of Law and (III) to satisfy the terms and conditions of each such Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (iv) pay in a timely manner, in all material respects, all required premiums to the PBGC.

As used in this Section 7.1(m), “Foreign Plan” means a plan that provides retirement or health benefits and that is maintained, or otherwise contributed to, by the Borrower for the benefit of employees outside the United States.

(n) Environmental Matters. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business so as to comply in all material respects with all applicable Environmental Laws including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations.

(o) Trademarks. The Borrower shall, and shall cause each of its Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of trademarks, service marks and other marks, trade names and other trade rights.

(p) Solvency. The Borrower shall, and shall cause each of its Subsidiaries to, be and remain Solvent at all times.

(q) Billing Practices. The Borrower shall notify the Lender of any Receivable of the Borrower generated pursuant to the sale of goods or the rendition of services on any basis other than on the terms specified in Schedule 7.1(q).

(r) Subsidiary Dividends. The Borrower shall cause each of its Subsidiaries to declare and pay dividends on account of its capital stock or other equity interests as frequently as, and to the fullest extent, permitted by applicable law.

(s) Post Closing Deliveries. Not later than February 21, 2007, the Borrower shall deliver to the Lender (i) the Lockbox Agreement, duly executed by the Borrower and the Lockbox Bank party thereto, (ii) a Control Agreement, duly executed by the Borrower and any bank or financial institution with which the Borrower has a deposit account other than the Borrower’s payroll account with PNC Bank and the Operating Account and (iii) a Manual Internal Funds Transfer Agreement, in form and substance satisfactory to the Lender, duly executed by the Borrower and the Lender. In addition, the Borrower shall also deliver to the Lender the Borrower’s reviewed Financial Statements with respect to the December 31, 2005 fiscal year, no later than ten days after such Financial Statements are released by the Auditors.

SECTION 7.2 Negative Covenants. Until termination of the Lender’s obligation to make any Loan or to cause to be issued any Letter of Credit under this Agreement, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

(a) Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(i)	Indebtedness under the Loan Documents;

(ii)	endorsement of negotiable instruments for deposit or collection in the ordinary course of business; or

(iii)
Indebtedness (including Capitalized Lease Obligations) incurred solely to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed, as to the Borrower and its Subsidiaries taken together, $200,000 at any time outstanding.

(b) Contingent Obligations. Except as specified in Schedule 6.1(i), the Borrower will not, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding indemnities given in connection with this Agreement or the other Loan Documents in favor of the Lender.

(c) Corporate Changes, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, merge or consolidate with any Person or amend, alter or modify its Governing Documents or its legal name, mailing address, chief executive office or principal places of business, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or issue any capital stock or other equity interests.

(d) Change in Nature of Business. The Borrower will not, and will not permit any of its Subsidiaries to, at any time make any material change in the nature of its business as carried on at the date hereof or enter into any new line of business.

(e) Sales, Etc. of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, in any fiscal year, sell, transfer or otherwise dispose of any of its assets (other than sales of Inventory in the ordinary course of business), or grant any option or other right to purchase or otherwise acquire any of its assets, in each case, with an aggregate value, as to the Borrower and its Subsidiaries taken together, in excess of $50,000.

(f) Use of Proceeds. The Borrower will not (i) use any portion of the proceeds of any Loan in violation of Section 2.3 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

(g) Cancellation of Debt. The Borrower will not, and will not permit any of its Subsidiaries to, cancel any liability or debt owed to it, except for consideration in the ordinary course of business.

(h) Loans to Other Persons. The Borrower will not, and will not permit any of its Subsidiaries to, at any time make cash loans or advance any credit to any Affiliate or other Person, except that the Borrower may make a loan to its shareholder or an Affiliate after the first anniversary of the Closing Date so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the Lender shall have received the most recent monthly and year to date Financial Statements of the Borrower required to be delivered under Section 7.1(k)(iii) immediately preceding the making of such loan and the Compliance Certificate required to be delivered in connection therewith which shall demonstrate, among other things, that the Fixed Charge Coverage Ratio, calculated on a twelve-month trailing basis, is not less than 1.50 to 1.00 immediately prior to and after giving effect to such loan and shall set forth the recipient of and purpose for any such loan, and (iii) after giving effect to the making of such loan and all amounts required to be paid to bring current all accounts payable and all accrued expenses of the Borrower on a pro forma basis, Excess Availability shall at all times be, for the period beginning sixty days before, through the period ending sixty days after, the making of such loan, not less than $2,000,000, it being understood that the Borrower shall have the right, within ten days after the occurrence of any deficiency in such Excess Availability after the making of such loan, to cure such deficiency to the Lender’s satisfaction, in its sole and absolute discretion. Nothing contained herein shall limit the Borrower’s ability to permit interest to accrue and be capitalized on intercompany Indebtedness it is owed by its Affiliates.

(i) Liens, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets, other than:

(i)	Liens created hereunder and by the Security Documents;

(ii)
Liens securing Indebtedness permitted by Section 7.2(a)(iii) incurred to finance the acquisition of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, (C) such Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased and (D) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such assets; and

(iii)	Permitted Liens.

(j) Dividends, Stock Redemptions, Distributions, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any dividends or distributions on, purchase, redeem or retire any shares of any class of its capital stock or other equity interests or any warrants, options or rights to purchase any such capital stock or other equity interests, whether now or hereafter outstanding (“Interests”), make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, except that (i) a Subsidiary may pay dividends to the Borrower or to another Subsidiary of the Borrower and (ii) commencing on the first anniversary of the Closing Date, the Borrower may pay a dividend to its shareholder so long as (A) no Default or Event of Default has occurred and is continuing, (B) the Lender shall have received the most recent monthly and year to date Financial Statements of the Borrower required to be delivered under Section 7.1(k)(iii) immediately preceding the payment of such dividend and the Compliance Certificate required to be delivered in connection therewith which shall demonstrate, among other things, that the Fixed Charge Coverage Ratio, calculated on a twelve-month trailing basis, is not less than 1.50 to 1.00, immediately prior to and after giving effect to such dividend and set forth the recipient of and purpose for any such dividend, and (C) after giving affect to the payment of such dividend and all amounts required to be paid to bring current all accounts payable and all accrued expenses of the Borrower on a pro forma basis, Excess Availability shall at all times be, for the period beginning sixty days before, through the period ending sixty days after the payment of such dividend, not less than $2,000,000, it being understood that the Borrower shall have the right, within ten days after the occurrence of any deficiency in such Excess Availability after the payment of such dividend, to cure such deficiency to the Lender’s satisfaction in its sole and absolute discretion.

(k) Investments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than Investments in Cash Equivalents so long as the Lender has a perfected, first priority Lien on such Cash Equivalents.

(l) Partnerships; Subsidiaries; Joint Ventures; Management Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create any direct or indirect Subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Borrower or any of its Subsidiaries.

(m) Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year from a year ending December 31.

(n) Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.

(o) Executive Compensation. The Borrower will not, and will not permit any of its Subsidiaries to, pay any salary, management, director or other fee or other direct or indirect remuneration or compensation or cash corporate overhead expense to its Affiliates, employees of its Affiliates, officers, directors or stockholders in excess of the amounts specified in Schedule 7.2(o).

(p) No Prohibited Transactions Under ERISA. The Borrower will not, and will not permit any of its ERISA Affiliates to, directly or indirectly:

(i)
Engage in any Prohibited Transaction which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii)	permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

(iii)	terminate any Pension Plan where such event would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;

(iv)	fail to make any required contribution or payment to any Multiemployer Plan;

(v)	fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(vi)
amend a Pension Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code;

(vii)	withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or

(viii)	take any action that would cause the imposition of an excise tax under Section 4978 or Section 4979A of the Internal Revenue Code.

(q) Unusual Terms of Sale. The Borrower will not, and will not permit any of its Subsidiaries to, sell goods or products or render services on extended or consignment terms or on a progress billing or bill and hold basis, or on any other unusual terms.

(r) Prepayments and Amendments of Material Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, at any time (i) make any prepayment of any Indebtedness, other than the prepayment of the Loans in accordance with the terms of this Agreement, or (ii) amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of, any Material Contract, except where such amendment or modification could not reasonably be expected to have a Material Adverse Effect.

(s) Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

(t) Bank Accounts. The Borrower will not, and will not permit any of its Subsidiaries to, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any other Person, other than (i) payroll accounts and (ii) accounts specified in Schedule 7.2(t).

(u) Acquisition of Stock or Assets. The Borrower will not, and will not permit any of its Subsidiaries to, acquire or commit or agree to acquire any stock, securities or assets of any other Person other than Equipment and Inventory acquired in the ordinary course of business.

(v) Securities and Deposit Accounts. The Borrower will not, and will not permit any of its Subsidiaries to, (i) establish or maintain any Securities Account or deposit account unless the Lender shall have received a Control Agreement, duly executed by the Borrower and the securities intermediary or depository bank parties thereto and in full force and effect, in respect of such Securities Account or (ii) transfer any financial assets from any Securities Account or deposit account; provided, however, that, in the case of Securities Accounts, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may (A) use such assets to the extent permitted by this Agreement, or (B) sell or trade such assets in the ordinary course of business so long as the proceeds of such sales or trades are deposited in a deposit account or a Securities Account in respect of which the Lender has received a Control Agreement duly executed by the Borrower and the applicable depository bank or securities intermediary and that otherwise is in full force and effect.

(w) Accounts Receivable Terms. Without the Lender’s written consent, the Borrower will not, and will not permit any of its Subsidiaries to, make any of its current account receivable practices less restrictive than the terms on the date hereof as set forth on Schedule 7.1(q), including, without limitation, adjusting order size (in either gross dollar amount or number of units shipped).

(x) Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of the Lender) prohibiting or conditioning the creation or assumption of any Lien upon any of its assets.

ARTICLE VIII
FINANCIAL COVENANTS

Until termination of the Lender’s obligations to make any Loan or to cause to be issued any Letters of Credit under this Agreement, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

SECTION 8.1 Tangible Net Worth. The Tangible Net Worth of the Borrower, as of the end of each month during each period set forth below, shall not be less than the amount set forth below opposite such period:

Period	Minimum Tangible Net Worth
The Closing Date through March 31, 2007	$3,000,000
April 30, 2007 through June 30, 2007	$3,500,000
July 31, 2007 and each month-end thereafter	$4,000,000

SECTION 8.2 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for the last day of each month ending during each period set forth below, calculated on a twelve-month trailing basis as of each such last day, shall not be less than the ratio set forth below opposite such period:

Period	Minimum Fixed Charge Coverage Ratio
The Closing Date through February 28, 2007	0.50 to 1.00
March 1, 2007 through April 30, 2007	0.75 to 1.00
May 1, 2007 through June 30, 2007	1.00 to 1.00
Each consecutive twelve-month period ending thereafter	1.10 to 1.00

SECTION 8.3 Capital Expenditures. The aggregate amount of the Borrower’s and its Subsidiaries’ consolidated Capital Expenditures made or committed to be made in any fiscal year commencing with the fiscal year ending December 31, 2007 shall not exceed $250,000.

SECTION 8.4 Business Plan. The Lender and the Borrower acknowledge that the foregoing financial covenants were established by the Lender and the Borrower on the basis of the Business Plan delivered to the Lender on the Closing Date, after leaving a margin in favor of the Borrower which the Lender and the Borrower have agreed is fair. Accordingly, the Lender and the Borrower have agreed that any failure by the Borrower to comply with the terms of any Financial Covenant shall be deemed material for purposes of this Agreement.

ARTICLE IX
EVENTS OF DEFAULT

SECTION 9.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal, interest, fees, expenses or other Obligations when payable, whether at stated maturity, by acceleration, or otherwise; or

(b) either Loan Party shall (i) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 2.3, 2.4, 7.1(a)(i), 7.1(c), 7.1(g)(ii), 7.1(h), 7.1(i), 7.1(j), 7.1(k), 7.1(q), 7.2 (other than 7.2(w)), 8.1, 8.2, 8.3, or 10.1 hereof, Section 6 of the Guaranty; or (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Sections 9.1(a) and (b)(i)) and such default continues for a period of ten days; or

(c) either Loan Party shall dissolve, wind up or otherwise cease to conduct its business; or

(d) either Loan Party shall become the subject of an Insolvency Event; or

(e) (i) either Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) any representation or warranty made by either Loan Party under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

(g) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties taken together, exceeds $250,000 in the aggregate shall be rendered against the Loan Parties and shall not be stayed, vacated, bonded or discharged within thirty days; or

(h) (i) less than 50.1% in the aggregate of the shares of the voting stock or other voting equity interests of the Borrower shall be directly or indirectly owned or controlled by the Guarantor, or more than 49.9% in the aggregate of such shares or equity interests shall become subject to any contractual, judicial or statutory Lien other than a contractual Lien in favor of the Lender or (ii) Michael Varda, or a successor satisfactory to the Lender, shall cease to be the Chief Operating Officer and Chief Financial Officer of the Borrower and such Person has not been replaced by a successor satisfactory to the Lender in its sole discretion within ten days; or

(i) (i) the Borrower has failed to notify the Bank in writing within thirty days of a change in the majority of the members of the board of directors of the Guarantor or the Borrower from the Persons who were members of such board of directors on the Closing Date or (ii) the occurrence of any change in control or similar event with respect to the Guarantor or the Borrower as defined or described under any indenture or agreement in respect of Indebtedness to which the Guarantor or the Borrower is a party and such change or event permits such Indebtedness to be accelerated; or

(j) any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; the Borrower or the Guarantor shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document; or

(k) a Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

(l) if the Borrower has separate audited Financial Statements, the independent public accountants for the Borrower shall deliver a Qualified opinion on any Financial Statement; or

(m) more than 10% in the aggregate of the Borrower’s vendors or suppliers (in volume of business) shall have ceased, or have given notice that they intend to cease, supplying goods or rendering services in substantially the same amount to the Borrower and the Borrower shall not have obtained replacement goods or services from other sources on terms at least as favorable to the Borrower within thirty days of such cessation or notice; or

(n) the occurrence of any event or condition that, in the Lender’s judgment, could be expected to have a Material Adverse Effect, provided that, if such event or condition is the termination or nonrenewal of a Material Contract, the Borrower shall have thirty days to obtain one or more additional contracts that eliminate any such Material Adverse Effect to the Lender’s reasonable satisfaction.

SECTION 9.2 Acceleration, Termination and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, the Lender may take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower:

(a) Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 9.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of the Lender.

(b) Termination of Commitment. To declare the Lender’s obligation to make Advances and to cause the issuance of Letters of Credit hereunder immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 9.1(d), in which case such obligation shall automatically terminate) and, at all times thereafter, any Loan made by the Lender and the issuance of any Letter of Credit shall be in the Lender’s sole and absolute discretion. Notwithstanding any such termination, until all Obligations shall have been fully and indefeasibly paid and satisfied, the Lender shall retain all rights under guaranties and all security in existing and future Receivables, Inventory, General Intangibles, Investment Property and Equipment of the Borrower and all other Collateral held by it hereunder and under the Security Documents, and the Borrower shall continue to turn over all Collections to the Lender.

(c) Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 9.2(a) or otherwise at any time after the Expiration Date, the Borrower shall at such time deposit in a cash collateral account established by or on behalf of the Lender an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of the Lender and applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to the Borrower or to such other Person as may be lawfully entitled thereto.

SECTION 9.3 Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Lender shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, and the Lender may do any or all of the following:

(i)
remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Borrower’s Receivables or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower’s places of business necessary to administer, enforce and collect such Receivables including, without limitation, any supporting obligations;

(ii)
accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Borrower’s Receivables (in the name of the Borrower or the Lender) and otherwise administer and collect such Receivables;

(iii)	sell, assign and deliver the Borrower’s Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and

(iv)
foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b) The Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that ten days’ notice shall constitute reasonable notification. The Borrower will assemble the Collateral and make it available at such locations as the Lender may specify, whether at the premises of the Borrower or elsewhere, and will make available to the Lender the premises and facilities of the Borrower for the purpose of the Lender’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Lender may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower hereby grants the Lender a license to enter and occupy any of the Borrower’s leased or owned premises and facilities, without charge, to exercise any of the Lender’s rights or remedies.

SECTION 9.4 License for Use of Software and Other Intellectual Property. The Borrower hereby grants to the Lender a license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by the Borrower in connection with its businesses or in connection with the Collateral.

SECTION 9.5 No Marshalling; Deficiencies; Remedies Cumulative. The Lender shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of the Lender’s expenses related thereto), shall be applied by the Lender to such of the Obligations and in such order as the Lender shall elect in its sole and absolute discretion, whether due or to become due. The Borrower shall remain liable to the Lender for any deficiencies, and the Lender in turn agrees to remit to the Borrower or its successor or assign any surplus resulting therefrom. All of the Lender’s remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and either Loan Party or in such order and with respect to such Collateral or such Loan Party as the Lender may deem desirable, and are not intended to be exhaustive.

SECTION 9.6 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrower hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Lender to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Lender of any Collateral. The Borrower also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of the Borrower. The Borrower also consents that the Lender may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 9.7 Further Rights of the Lender.

(a) Further Assurances. The Borrower shall do all things and shall execute and deliver all documents and instruments reasonably requested by the Lender to protect or perfect any Lien (and the priority thereof) of the Lender on the Collateral. The Lender is authorized to describe the Collateral covered by any financing statement filed by it under the Code as “all assets” or “all personal property” of the Borrower or by using a similar supergeneric description.

(b) Insurance; Etc. If the Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Lender hereunder or under any other Loan Document, the Lender may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Borrower, and all amounts so paid by the Lender shall be treated as a Base Rate Advance hereunder and shall constitute part of the Obligations.

SECTION 9.8 Interest and Letter of Credit Fees After Event of Default. The Borrower agrees and acknowledges that the additional interest and fees that may be charged under Section 4.2 (a) are an inducement to the Lender to make Advances and to cause Letters of Credit to be issued hereunder and that the Lender would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) are fair and reasonable estimates of the Lender’s costs of administering the credit facility upon an Event of Default, and (c) are intended to estimate the Lender’s increased risks upon an Event of Default.

ARTICLE X
ASSIGNMENTS AND PARTICIPATIONS

SECTION 10.1 Assignments. The Borrower shall not assign this Agreement or any right or obligation hereunder without the prior written consent of the Lender. The Lender may assign (without the consent of the Borrower) to one or more Persons all or a portion of its rights and obligations under this Agreement, the Note and the other Loan Documents.

SECTION 10.2 Participations. The Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans and the Note); provided, however, that in such event the Lender’s obligations under this Agreement shall remain unchanged.

SECTION 10.3 Disclosure. The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article X, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties.

ARTICLE XI
GENERAL PROVISIONS

SECTION 11.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier followed by a hard copy sent by regular mail, if to the Lender, then to CitiCapital Commercial Corporation, 450 Mamaroneck Avenue, Harrison, New York 10528, Telecopy: (914) 899-7861, Attn.: Account Manager, International Playthings, Inc., with a copy to CitiCapital Commercial Corporation, 450 Mamaroneck Avenue, Harrison, New York 10528, Telecopy: (914) 899-7238, Attn.: Robert R. Goldberg, Esq., and if to the Borrower, then to International Playthings, Inc., 75D Lackawanna Avenue, Parsippany, New Jersey 07054, Telecopy: (973) 316-5883, Attn.: Mr. Michael Varda, Chief Operating Officer, with a copy to Connell Foley LLP, 888 Seventh Avenue, New York, New York 10106, Telecopy: (212) 262-3118, Attn.: John Cromie, Esq., or, in each case, to such other address as the Borrower or the Lender may specify to the other party in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (iii) if sent by telecopier transmission, when such transmission is confirmed.

SECTION 11.2 Delays; Partial Exercise of Remedies. No delay or omission of the Lender to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 11.3 Right of Setoff. In addition to and not in limitation of all rights of offset that the Lender or any of its Affiliates may have under applicable law, and whether or not the Lender has made any demand or the Obligations of the Borrower have matured, the Lender and its Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower or any of its Affiliates against any and all of the Obligations. In the event that the Lender exercises any of its rights under this Section 11.3, the Lender shall provide notice to the Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 11.4 Indemnification; Reimbursement of Expenses of Collection.

(a) The Borrower hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, the Borrower will indemnify, defend and hold harmless (on an after-tax basis) the Lender, each issuer of a Letter of Credit and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof, (D) the Lender’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, or (E) any Loan made by the Lender, or any failure by the Lender to make a Loan, under Section 2.2(f), it being understood that (I) the Lender shall be fully indemnified for any Loan made by it under Section 2.2(f) in reliance upon any check, draft, document or other instrument presented for payment against a controlled disbursement account of the Borrower, without any duty whatsoever to determine whether such presentment is authorized or proper and (II) it shall be the responsibility of the Borrower (and not the responsibility of the Lender) to investigate and determine whether any check, draft, document or other instrument presented for payment against any such controlled disbursement account has been properly presented and to notify the Lender in writing immediately of its discovery of any such improper presentment, (ii) any remedial or other action taken or required to be taken by the Borrower in connection with compliance by the Borrower, or any of its properties, with any federal, state or local Environmental Laws and (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of the Borrower or any actual or purported violation of the Borrower’s Governing Documents or any other agreement or instrument to which the Borrower is a party or by which any of its properties is bound. In addition, the Borrower shall, upon demand, pay to the Lender all reasonable costs and expenses incurred by the Lender (including the fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to the Lender all costs and expenses (including the fees and disbursements of counsel and other professionals) paid or incurred by the Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(b) The Borrower’s obligations under Sections 4.7 and 4.8 and this Section 11.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 11.5 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and signed by the Lender and the Loan Parties party thereto, and then any such amendment or waiver shall be effective only to the extent set forth therein.

SECTION 11.6 Counterparts; Telecopied Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 11.7 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 11.8 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements between the parties hereto.

SECTION 11.9 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement between the parties, supersede any prior written and verbal agreements between them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 11.10 LIMITATION OF LIABILITY. THE LENDER SHALL HAVE NO LIABILITY TO THE BORROWER (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER. THE BORROWER HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE LENDER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES EXCEPT IN THE CASE OF THE LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.11 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 11.12 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN THE BORROWER AND THE LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE BORROWER AND THE LENDER; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE LENDER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE LENDER SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE LENDER TO ENABLE THE LENDER TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 11.13 SERVICE OF PROCESS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES CONNELL FOLEY LLP, 888 SEVENTH AVENUE, NEW YORK, NEW YORK 10106 OR ITS SUCCESSOR AS THE DESIGNEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO THE BORROWER, BUT THE FAILURE OF THE BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 11.14 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE BORROWER AND THE LENDER; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE LENDER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

SECTION 11.15 Publicity. The Lender may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

INTERNATIONAL PLAYTHINGS, INC.

By:	/s/ Michael Varda
Name: Michael Varda Title: Chief Operating Officer

CITICAPITAL COMMERCIAL CORPORATION

By:	/s/ Miles M. Martin
Name: Miles M. Martin Title: Vice President

EXHIBIT A

REVOLVING PROMISSORY NOTE

$13,000,000	Harrison, New York December 21, 2006

FOR VALUE RECEIVED, INTERNATIONAL PLAYTHINGS, INC., a New Jersey Corporation (the “Borrower”), hereby unconditionally promises to pay to the order of CitiCapital Commercial Corporation, a Delaware corporation (the “Lender”), on the Expiration Date, at the Lender’s office at 450 Mamaroneck Avenue, Harrison, New York 10528 or at such other location as the Lender may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount equal to the lesser of (a) THIRTEEN MILLION DOLLARS ($13,000,000) and (b) the aggregate unpaid principal amount of the Loans made to the Borrower under Section 2.1(a) of the Loan Agreement (as defined below).

The Borrower further promises to pay interest in like money and funds to the Lender at the aforementioned address (or at such other location as the Lender may from time to time designate in writing) on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until paid in full (both before and after judgment and both before and after the occurrence of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth in, Sections 4.1 and 4.2 of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Loan and Security Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between the Borrower and the Lender.

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Loan Agreement) and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is the Note referred to in the Loan Agreement and shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Loan Agreement and the other Loan Documents, and is subject to optional and mandatory prepayment as provided therein. Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Loan Agreement.

The Borrower acknowledges that the holder of this Note may assign, transfer or sell all or a portion of its rights and interests in, to and under this Note to one or more Persons as provided in the Loan Agreement and that such Persons shall thereupon become vested with all of the rights and benefits of the Lender in respect hereof as to all or that portion of this Note which is so assigned, transferred or sold.

In the event of any conflict between the terms hereof and the terms and provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.

The Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note and authorizes the holder hereof, without notice, to increase or decrease the rate of interest on any amount owing under this Note in accordance with the Loan Agreement. The Borrower shall make all payments hereunder and under the Loan Agreement without setoff, deduction or counterclaim. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. This Note may not be changed or modified orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change or modification is sought.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS NOTE AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

INTERNATIONAL PLAYTHINGS, INC.

By:	/s/ Michael Varda
Michael Varda Chief Operating Officer